As filed with the Securities and Exchange Commission on June 23, 2014	Registration No. 333-195819

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Pre-Effective Amendment No. 1 to

 FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAJAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	41-1881957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

625 Whitetail Blvd.

River Falls, Wisconsin 54022

(715) 426-9505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas P. Skiba

Chief Financial Officer

625 Whitetail Blvd.

River Falls, Wisconsin 54022

(715) 426-9505

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to: John R. Houston Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Telephone: (612) 492-7000 Facsimile: (612) 492-7077	Copies to: Alan M. Gilbert Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8381

Approximate date of commencement of proposed sale to the public:   As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus	Subject to completion, dated June 23, 2014

SAJAN, INC.

OFFERING PROSPECTUS

             Shares

Common Stock

We are offering                shares of our common stock.

Our common stock currently trades on the OTCQB Marketplace under the symbol “SAJA.” On June 19, 2014, the last reported sale price of our common stock was $6.25 per share. We intend to apply to list our common stock on the NASDAQ Capital Market or NYSE MKT under the symbol “SAJA.”

An investment in the securities offered by this prospectus involves a high degree of risk.

See “Risk Factors” beginning on page 9.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	The underwriter will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” beginning on page 52 for a description of compensation payable by us to the underwriter.

The underwriter may also purchase up to an additional                 shares of common stock from us to at the public offering price, less the underwriting discounts and commissions, within 45 days of the date of this prospectus to cover over-allotments. If the underwriter exercises this over-allotment option in full, the total underwriting discounts and commissions payable by us will be $                   and the total proceeds, before expenses, to us will be $             .

You should carefully read this prospectus, together with the documents we incorporated by reference, before you invest in our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock on or about                , 2014.

Dougherty & Company

The date of this prospectus is                  , 2014.

Note Regarding Reverse Stock Split

On June 16, 2014, we amended our Certificate of Incorporation to implement a 1-for-4 reverse stock split of our common stock (the “Reverse Stock Split”). Fractional shares were not issued as part of the Reverse Stock Split, and stockholders who would otherwise have been entitled to fractional shares received a cash payment equal to the value of such fractional shares. Unless otherwise indicated all share and per-share amounts in this prospectus have been adjusted to reflect the effect of the Reverse Stock Split, including for periods prior to the Reverse Stock Split.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because it is a summary, it may not contain all of the information that is important to you.  Accordingly, you are urged to carefully review this prospectus in its entirety, including the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus is a part before making an investment decision.  Unless the context otherwise requires, hereafter in this prospectus the terms the “Sajan,” “Company,” “we,” “us,” or “our” refer to Sajan, Inc., a Delaware corporation.

Company Overview

Our Company

Sajan is a leading provider of language translation solutions. According to research completed by Common Sense Advisory (“CSA”), we were ranked as having the 7th highest revenue out of approximately 5,000 North American translation service providers in 2012 (the most recent year for which such information is available). Our customers sell products into global markets and use our solutions to translate sales and marketing materials, packaging, user manuals, technical support and training documents, product manuals, instructions, warnings, and other product information into numerous languages. We combine our internally developed proprietary technology and high quality translation services to provide language translation solutions that are fast, reliable, and user-friendly. By utilizing an integrated technology and service-based approach to language translation, we offer comprehensive solutions that allow customers to rely upon a single provider to meet all of their language translation needs. Our cloud-based technology delivers a secure online solution that can be offered on a modular basis, which makes it attractive in both small business settings and in large enterprise environments. Our customers are located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, and retail industries. We are located in River Falls, Wisconsin and have wholly-owned subsidiaries in Ireland (“Sajan Software”), Spain (“Sajan Spain”), Singapore (“Sajan Singapore”) and Brazil (“Sajan Brazil”).

Our Strategy

Sajan operates in a growing industry, providing language translation services to companies engaged in global commerce. Industry growth is driven by the growth and expansion of companies engaging in global commerce and the increased demand that such companies have for translation solutions to support their marketing and sales initiatives and regulatory compliance needs. Although industry growth provides an opportunity for all language translation service providers, the increase in customer demand is coupled with added pressure on such providers to deliver higher quality products on faster timeframes and at lower costs. We believe market participants that employ innovative or technological solutions to provide translation services that are faster, more reliable and more user-friendly are much better positioned to capitalize on industry expansion than providers that rely solely on manual translation or off-the-shelf translation tools.

The industry for language translation services is extremely fragmented, with approximately two-thirds of providers employing five or fewer employees, according to CSA. Although many of these smaller providers have developed good language skills and established customer relationships, in our experience they often lack the ability to keep pace or meet the innovation demands of the growing market for their services.  As a result, we believe the language service segment presents larger, innovative, technology-driven participants, like Sajan, with an opportunity to pursue consolidation through strategic acquisitions of smaller businesses. We intend to capitalize on this opportunity and expect that we will leverage such acquisitions to grow revenues and conduct consolidated operations more efficiently through economies of scale.

We also believe that over time, the market will continue to move towards more technology solutions as language demands increase and greater efficiency is required. Our experience has been that high quality translation service has been offered on the service model and not on a subscription software model. To address this gap in the market, we will continue to expand our technology capabilities in parallel with our core services. Our March 2013 launch of Transplicity was the first of a multi-phase release. The goal of the first phase was to enhance performance and customer experience in the context of the translation service model. The remaining phases will continue to add features and technology components while also adding the ability to license Transplicity to end-user licensees. The ability to license to end users will differentiate us from currently-available solutions by giving customers the ability to blend our technology and services to meet individual needs. The combination of Sajan’s unique technology, expert language skills and customer first philosophy should position us well for future growth in an opportune market.

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The Sajan business and growth strategy is to be positioned to capitalize on the following market segments and associated opportunities: continued organic growth driven by expanding demand for global translation services, acquisitions of smaller language translation service providers, and end-user licensing of language translation software solutions.

Our Products and Services

Sajan delivers translated content to its customers for use on their websites and in their software products, training and instruction manuals, marketing materials, legal documents and many other uses. Our solution does not alter the customer’s content, but creates value for the customer by delivering that content translated in multiple languages. By combining advanced technology, innovative processes and a pronounced commitment to quality, our solutions are built to deliver translated content that meets customers’ quality expectations in a faster timeframe and at a lower overall cost.

Our language translation solution incorporates innovative technology that serves as a single platform to meet the needs of the smallest user to the largest enterprise customer. We combine both language translation services and our own proprietary technology to give customers a single source solution to meet all of their translation needs. We integrate people, processes and data into a service and technology solution that produces measurable value in the form of lower costs, faster turnarounds, improved business process automation, higher quality, integrated version control and an audit trail.

Data storage in the language translation industry is often referred to as Translation Memory. Translation Memory is intended to reuse previously translated content and is an effective technology used by many in the industry. As the contextualized database of multilingual content is increased for a customer, more content can be reused from one translation project to the next, and the benefit of reuse is cost savings for the customer.

Transplicity is the brand name of Sajan’s unique technology solution. At the core of Transplicity is Sajan’s patented Translation Data Repository. Transplicity differentiates us from our competitors by contextually indexing all data against an information architecture established for each customer, effectively learning how each customer uses language in its business. Multilingual data managed in Transplicity is used both in an operational sense, meaning it is used for each new customer translation project and it serves as a central storage repository for multilingual content that is applied contextually for the customer’s future translation projects.

Content reuse, and in particular contextual content reuse, directly reduces the amount our customers must pay for translation, because Sajan charges a substantially reduced rate to the customer for translated words generated from the system. As such, our content reuse feature encourages customer retention by providing greater and greater value as a customer continues to use our solution over time. In addition, reducing the number of words requiring human translation results in faster project cycle times which we believe is becoming more and more important to global companies in today’s market. Transplicity also improves the contextual accuracy of translation for a particular customer over time.

While technology serves as a value-add component to our solution, we also provide our customers with a broad array of supporting solutions for clients. We can provide customers with expert-level consultation. As an example, Sajan provides customers facing large translation challenges with a Localization Assessment, which involves a deep assessment of the presence or absence of all people, processes and technologies relating to the global translation needs of a given customer. Other examples of our services include machine translation solutions, multilingual search engine optimization, linguistic quality assessment, internationalization assessments, and interpretation.

We also believe that over time, the market will continue to move towards more technology solutions as language demands increase and greater efficiency is required. Our experience has been that high quality translation service has been offered on the service model and not on a subscription software model. To address this gap in the market, we will continue to expand our technology capabilities in parallel with our core solution offering as we advance forward. In that regard, our March 2013 launch of Transplicity was the first of what we expect to be a multi-phase release. While the goal of the first phase was to enhance both performance and customer experience in the context of the translation service model, the later phases of the release will offer similar features and technology components to customers as end-user licensees of Transplicity on a subscription software model. This will differentiate us from currently-available solutions by giving customers the ability to blend the technology and service aspects of the solution as they see fit. By comparison, the few technology-only solution options in the market today are not paired with the availability of services that we offer. The combination of Sajan’s unique technology, expert language skills and customer first philosophy positions our Company well for future growth in an opportune market.

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Corporate Information

Sajan is a Delaware corporation that was originally incorporated as MathStar, Inc. Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated January 8, 2010, by and among MathStar, Inc., a publicly held Delaware corporation, incorporated in June 2005, Sajan, Inc. a privately held Minnesota corporation whose business is providing language translation technology and service; Garuda Acquisition, LLC, a wholly-owned subsidiary of MathStar; and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc., Sajan, Inc. was merged with and into Garuda Acquisition, LLC, (the “Merger”). Garuda Acquisition, LLC (“Garuda”) was the surviving entity in the Merger and subsequently changed its name to Sajan, LLC. As a result of the Merger, Sajan became a wholly-owned subsidiary of MathStar. MathStar continued the business of Sajan and began operating as a provider of language translation technology and service under the Sajan, Inc. name. The Merger was closed and effective on February 23, 2010.

Our corporate office is located in River Falls, Wisconsin, which is located approximately 30 miles east of Minneapolis, Minnesota. Our corporate office contains our core Global Language Service operations, our administrative, product management, marketing, sales, and professional services functions. Our offices are located at 625 Whitetail Blvd., River Falls, Wisconsin 54022, and our telephone number is (715) 426-9505. Our website is www.sajan.com.  Information contained in, or accessible through, our website does not constitute a part of this prospectus.

Risk Factors

Our business is subject to a number of risks discussed under the heading “Risk Factors” and elsewhere in this prospectus. The principal risks facing our business include, among others, risks relating to: implementation of our business strategy; market opportunities; our reliance on a limited number of customers; product development; acceptance of our product offerings; developments in internet commerce; competition; and our ability to protect our intellectual property and defend against infringement claims. There are also several risks relating to this offering and the ownership of our common stock. You should carefully consider these factors, as well as all of the other information set forth in this prospectus.  For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 9 of this prospectus.

The Offering

Common stock offered	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Over-allotment option	We have granted the underwriters an option to purchase up to additional shares from us to cover over-allotments, if any, which must be exercised within 45 days of the date of this prospectus.

Common stock outstanding before the offering (1)	4,067,014 shares

Common stock outstanding after the offering (1)	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $ million, or approximately $ million if the underwriters exercise in full their over-allotment option to purchase additional shares. We intend to use the net proceeds from this offering for working capital and general corporate purposes and to support our growth strategy, which may include funding expansion of our business through future acquisitions. See “Use of Proceeds” on page 21 of this prospectus.

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OTCQB Symbol	SAJA

Proposed Symbol	We intend to apply to list our common stock on the NASDAQ Capital Market or NYSE MKT under the symbol “SAJA.”

(1)	Based on the number of shares outstanding as of June 19, 2014, not including:

•	377,421 shares issuable upon the exercise of stock options outstanding as of June 19, 2014, at a weighted average exercise price of $5.09 per share, of which 228,061 were then exercisable;

•	367,500 shares of our common stock reserved for future grants of restricted stock, stock options or other similar equity instruments under our 2014 Equity Incentive Plan; and

•	44,017 shares of our common stock issuable upon the exercise of warrants outstanding as of June 19, 2014, at a weighted average exercise price of $36.38 per share, all of which were then exercisable.

Shares available for future issuance under our 2014 Equity Incentive Plan do not include shares that may become available for issuance pursuant to provisions in the plan that provide for the re-issuance of shares that are cancelled or forfeited in accordance with such plan.

Unless otherwise indicated, all information in this prospectus:

•	Assumes no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock;

•	assumes no exercise of outstanding options or warrants to purchase shares of our common stock; and

•	reflects the impact of the Reverse Stock Split.

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Summary Consolidated Financial Information

The following tables summarize the consolidated financial data for our business for the periods presented. We derived the following summary historical consolidated financial data for the years ended December 31, 2013 and 2012 from our audited consolidated financial statements. We derived the following summary unaudited consolidated financial data for the three months ended March 31, 2014 and 2013 from our unaudited consolidated financial statements for such periods and dates. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read this data in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, all included elsewhere in this prospectus.

	As of March 31, 2014	As of December 31, 2013
	(in thousands)
Balance Sheet Data:
Total current assets	$6,856	$6,802
Total assets	8,582	8,658
Total current liabilities	5,630	5,317
Total long-term liabilities	796	843
Total stockholders’ equity	2,156	2,498
Total liabilities and stockholders’ equity	$8,582	$8,658

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
	(in thousands, except per share data)
Statement of Income Data:
Revenue from translation and consulting services	$6,154	$5,524	$23,961	$20,511
Total operating expenses	6,512	5,467	23,705	21,468
Income (loss) from operations	(358)	57	256	(957)
Interest expense	23	29	(110)	(99)
Foreign currency transaction gain (loss)	1	1	(12)	61
Income (loss) before income taxes	(380)	29	134	(995)
Income tax expense	20	13	96	57
Net income (loss)	$(400)	$16	$38	$(1,052)
Income (loss) per common share (basic & diluted)	$(0.10)	$0.00	$0.01	$(0.26)
Other Data:
Adjusted EBITDA (non-GAAP measure)(1)	$(52)	$295	$1,316	$55

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(1)	We calculate Adjusted EBITDA by taking net income (loss) calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. We believe that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. In calculating Adjusted EBITDA, we add stock-based compensation because we view it as a non-cash expense that is not indicative of the ongoing operations of the Company. Our management uses this non-GAAP measure to compare our performance to that of prior periods for trend analyses and for budgeting and planning purposes. This measure is also used in financial reports prepared for management and our board of directors. We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other companies that have different financial and capital structures or tax rates than ours, many of which present similar non-GAAP financial measures to investors.

Our management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents this non-GAAP financial measure in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

The following sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
	(in thousands)
Net income (loss)	$(400)	$16	$38	$(1,052)
Interest expense	23	29	110	99
Income taxes	20	13	96	57
Depreciation and amortization	241	188	825	772
Stock-based compensation	64	49	247	179
Adjusted EBITDA	$(52)	$295	$1,316	$55

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RISK FACTORS

You should consider the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating our business and your investment in us. Investing in the Company’s common stock involves a high degree of risk. Investors and potential investors should carefully consider the following risk factors, together with all of the other information included in this report, before making investment decisions about shares of our common stock. The risks and uncertainties described below are not the only risks and uncertainties facing the Company in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect the Company’s business operations or the stock price of the Company’s common stock. If any of the following risks or uncertainties occurs, the Company’s business, financial condition, operating results and future growth prospects could materially suffer. In that event, the trading price of your securities could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of certain of the proceeds from this offering, and we may not use these proceeds effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering to support our growth strategy, which may include funding expansion of our business through the future acquisition of businesses, technologies and products, although we have no current understandings, commitments or arrangements to do so. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

We expect that the price per share of our common stock being offered will be substantially higher than the net tangible book value per share of our common stock. As a result, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $[ •] per share in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and based on a net tangible book value of our common stock of $0.35 per share as of March 31, 2014, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $[•] per share in the net tangible book value of common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Risks Related to Our Business and Industry

Our past results may not be indicative of future results, and, therefore, we may be unable to achieve continued growth.

 Our revenues in 2013 totaled $23,961,000 and grew 17% compared to 2012. However, our revenue in 2012 was essentially the same as in 2011. Increasing revenues by growing our business operations is a key component of our strategy. These expansion plans have placed and may continue to place significant demands on our management, operational and financial resources. You should not consider our 2013 revenue growth as indicative of our future performance. In future periods, we may not have any revenue growth, or our revenues could decline.

We have incurred operating losses in the past and may incur operating losses in the future.

Although we had income from operations in 2013 of $256,000, we reported a loss from operations in 2012 of $957,000. Additionally, we reported losses from operations of $423,000 in 2011 and $3,050,000 in 2010. Throughout most of our history, we have experienced net losses and negative cash flows from operations. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we incur significant legal, accounting and other expenses. If our revenues do not grow to offset these increased expenses, we may not be profitable. Additionally, we cannot assure you that we will be able to maintain any profitability that we do achieve.

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We may need additional financing in the future, which may not be available, and any such financing will likely dilute our existing stockholders.

We have a $1.5 million credit facility with Silicon Valley Bank, which expires in March of 2015. While we expect the funds available from the credit facility and the proceeds of this offering will satisfy our financing needs for the foreseeable future, it is possible that we may require additional financing in the future, which could be sought from a number of sources, including, but not limited to, additional sales of equity or debt securities or loans from banks or other financial institutions. There can be no certainty that any such financing will be available to us or, if available, on terms favorable to us. If additional funds are raised by the future issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interests of our existing stockholders will be diluted. If we raise additional funds by issuing debt or other instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of our common stock. If adequate funds are not available on acceptable terms, we may be unable to fund our operations or the expansion of our business. Our failure to obtain any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business strategy and on our financial performance and stock price, and could require us to delay or abandon our growth strategy.

We do not have long-term contracts with our customers who provide us with recurring revenue, and our success will depend on our ability to maintain a high level of customer satisfaction and a strong reputation in the global multilingual content delivery industry.

Our contracts with our customers who provide us with recurring revenue typically allow the customer to cancel the contract for any reason with 30 days’ prior notice to us. Because our customers do not make long-term commitments to use our solutions, our ability to retain, receive recurring revenue from and expand our relationship with our customers depends significantly on our ability to consistently and repeatedly meet or exceed the expectations of these customers. In addition, if our reputation in the global multilingual content delivery industry is harmed or diminished for any reason, this may cause our recurring revenue customers to terminate their relationships with us on short notice and seek alternative globalization and translation solutions. If a significant number of recurring revenue customers terminate their relationships with us, our business, results of operations and financial condition would be adversely affected in a short period of time. Such an occurrence could result in a precipitous decline in the value of our stock.

We rely on a limited number of customers, and the loss of or reduction in revenue from a major customer could negatively affect our business, financial condition and operations.

We derive a significant portion of our revenues from a limited number of large customers. In the first quarter of 2014 and the 2013 fiscal year, respectively, we had one customer that accounted for 12% and 16% of our revenue. In 2012, two customers accounted for 18% and 11% of revenue, respectively. On a combined basis, 50% of our revenue in 2013 and 57% of our revenue in 2012 came from our ten largest customers. Because we do not have long-term contracts with our customers, we may not be able to retain these major customers. The loss of any major customer or a significant reduction in a large customer’s use of our language translation solutions could materially reduce our revenue and cash flow and adversely affect our business, financial condition and operations.

Continued global economic weakness and uncertainty could adversely affect our revenue, lengthen our sales cycle and make it difficult for us to forecast operating results accurately.

Our revenues depend significantly on general economic conditions and the health of companies that sell products internationally. Economic weakness and constrained globalization spending may result in slower growth or reductions in our revenue in 2014. We have experienced, and may experience in the future, reduced spending in our business due to the current financial conditions affecting the U.S. and global economy and other macroeconomic factors affecting spending behavior. Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. In addition, economic conditions or uncertainty may cause current and potential customers to reduce or delay globalization expenditures, including purchases of our solutions. Our sales cycle may lengthen if purchasing decisions are delayed as a result of uncertain information technology or contracted development budgets or if contract negotiations become more protracted or difficult as customers institute additional internal approvals for globalization and information technology purchases. Delays or reductions in globalization and information technology spending could have a material adverse effect on demand for our services, and consequently on our business, financial condition and results of operations.

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If we are unable to attract new customers or sell additional solutions, or if our customers do not increase their use of our solutions, our revenue growth and profitability will be adversely affected.

Due to our relatively limited customer base and our lack of long-term contracts with our customers, we must regularly add new customers and our customers must increase their use of our solutions they currently utilize in order to be able to increase our revenues and maintain profitability. We intend to grow our business by, among other things, hiring additional inside sales personnel and increasing our marketing activities. If we are unable to hire or retain quality sales personnel, convert customer prospects into paying customers, or ensure the effectiveness of our marketing programs, or if our existing or new customers do not perceive our solutions to be of sufficiently high value and quality, we might not be able to increase revenues, and our operating results will be adversely affected. In addition, if we fail to sell our new solutions to existing or new customers, we will not generate anticipated revenues from these solutions, our operating results will suffer and we might be unable to grow our revenues or achieve or maintain profitability.

Our strategy includes pursuing acquisitions, and our potential inability to successfully integrate newly-acquired companies, businesses or technologies may adversely affect our financial results.

We believe part of our growth will be driven by acquisitions of other companies or their businesses or technologies. However, growth through acquisitions will be dependent upon our ability to identify high quality acquisition targets that we can acquire at prices that we determine are acceptable and for which we have sufficient capital. Moreover, when we do identify suitable targets, we will not always be able to successfully negotiate final acquisition terms and complete the acquisition of such targets. As a result, we have in the past and may in the future expend funds and resources on the pursuit of acquisitions that are not ultimately completed.

If we complete acquisitions, we will face many risks commonly encountered with growth through acquisitions, including:

•	incurring significantly higher than anticipated capital expenditures and operating expenses;

•	failing to assimilate the operations and personnel of the acquired company or business;

•	loss of customers that were obtained in the acquisition;

•	disrupting our ongoing business;

•	dissipating our management resources;

•	failing to maintain uniform standards, controls and policies; and

•	impairing relationships with employees and customers as a result of changes in management.

Fully integrating other acquired companies, business or technology into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to any acquisitions, our results of operations and financial condition could be adversely affected. Future acquisitions also could impact our financial position and capital needs, and could cause substantial fluctuations in our quarterly and yearly results of operations. In addition, future acquisitions could include significant goodwill and intangible assets, which may result in future amortization or impairment charges that would reduce our stated earnings.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The global multilingual content delivery industry in which we compete could in the future be altered by rapid technological change, introductions of new products and evolving industry standards. Our ability to attract new customers and increase revenues from customers will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of any enhancement or new solution depends on several factors, including the timely completion, introduction and market acceptance of any enhancement to our solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenues. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective solutions than ours at lower prices. Any delay or failure in the introduction of new or enhanced solutions could adversely affect our business, results of operations and financial condition.

If our solutions are not accepted by the market, our business will not grow and we will not be profitable.

Our market is intensely competitive, and we expect competition to increase in the future from established competitors, consolidations and new market entrants. Competitors’ solutions may in the future perform better or faster, offer better features, or be offered at lower prices than our solutions, including Transplicity, our translation management system, or embody new technologies, which could render our existing solutions obsolete or less attractive to customers. In addition, our competitors have existing relationships with many of the companies that are in our target market. These existing relationships will make it difficult for us to convince such prospective customers to choose our solutions, even if our solutions are competitive with or superior to those of our competitors. In addition, our proposed technology solution approaches translation from a subscription software model, rather than a services model, which is a model that potential customers have not been receptive to in the past and may not be receptive to in the future. If our solutions do not gain broad market acceptance and maintain that acceptance, our business, results of operations and financial condition will be adversely affected.

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Our business may be harmed by defects or errors in the services we provide to customers.

Many of the services we provide are critical to the business operations of our customers. While we maintain general liability insurance, including coverage for errors and omissions, defects or errors in the services we provide could interrupt our customers’ abilities to provide products and services to their customers, resulting in delayed or lost revenue. This could damage our reputation through negative publicity, make it difficult to attract new and retain existing customers, and cause customers to terminate our contracts and seek damages. We may incur additional costs to correct errors or defects. There can be no assurance that our general liability and errors and omissions insurance coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claims.

An interruption or failure of our information technology and communications systems could impair our ability to effectively provide our services, which could damage our reputation and business.

The provision of our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our services. Interruptions in our services could reduce our revenues and profits, and the Sajan brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, tornados, fires, power loss, telecommunications failures, and computer viruses or attempts to harm our systems. Our data centers may be subject to break-ins, sabotage and intentional acts of vandalism, and to other potential disruptions. Some of our systems may not be fully redundant, and our disaster recovery planning may not be able to account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons, or other unanticipated problems at our data centers could result in lengthy interruptions in our services. Any unscheduled interruption in our service will put a burden on the entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent system failures on our web site, our reputation and the Sajan brand could be permanently harmed, which would make it difficult for us to retain existing customers and attract new customers. The steps required to increase the reliability and redundancy of our systems are expensive, will reduce our operating margins, and may not be successful in reducing the frequency or duration of unscheduled downtime.

The intellectual property of our customers may be damaged, misappropriated, stolen, or lost while in our possession, subjecting us to litigation and other adverse consequences.

In the course of providing globalization and language translation services to our customers, we take possession of or are granted access to certain intellectual property of our customers. If such intellectual property is damaged, misappropriated, stolen, or lost, we could suffer, among other consequences:

•	claims under indemnification provisions in customer agreements or other liability for damages;

•	delayed or lost revenue due to adverse customer reaction;

•	negative publicity; and

•	litigation that could be costly and time consuming.

Any adverse impact attributable to any of the foregoing factors would have a material adverse effect on our business and revenues.

We rely on third parties for key aspects of the process of providing services to our customers, and any failure or interruption in the services provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers, and we also rely on third parties for key aspects of the process of providing language translation services to our customers. Our revenues and margins are subject to our ability to continue to maintain satisfactory relationships with single language vendors, or SLVs, who provide us with translation services and who are in high demand worldwide for specific languages. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers and SLVs to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties the providers face may have negative effects on our business, the nature and extent of which cannot be predicted. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We also license technology and related databases from third parties to facilitate aspects of our translation processes and our data center and connectivity operations including, among others, Internet traffic management and search services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationships with customers and adversely affect the Sajan brand, and could expose us to liabilities to third parties. In addition, many of our third party translators are located outside of the United States, and our contracts with them may require payments in their local currencies. As a result, the cost of services may increase based on changes in foreign currency exchange rates.

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Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our on-demand business model. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

We depend on intellectual property rights to protect proprietary technologies, although we may not be able to successfully protect these rights.

We rely on our proprietary technology to enhance our software and service offerings. We use a combination of patent, trademark, trade secret and copyright law in addition to contractual restrictions to protect our technology. Although we have received a patent from the U.S. Patent and Trademark Office covering certain aspects of our technology, there can be no assurance that this patent will adequately protect our technology or provide us with a competitive advantage. We may apply for patent protection on our future technology developments to the extent we believe such protection is available and economically warranted. However, there is no assurance that we will file additional applications for patent protection in the United States or in other countries, that any application that we may file will result in an issued patent, or that any issued patent will provide us with a competitive advantage. We have not filed any applications for patent protection in any country other than the United States. As a result, we do not have the right to enforce our rights under any United States patent, if issued, in any foreign country, or to prevent others in foreign countries from utilizing the proprietary technology covered by our patents. As our business expands outside of the United States, our intellectual property rights may not be sufficient to adequately protect our intellectual property abroad. Despite our efforts, there can be no assurance that others will not independently develop technology that is similar to our technology or offer or sell products or services in foreign countries that utilize our technology. The development by others of technology that is similar to our technology, or the sale of products or services in foreign countries that incorporate our technology, would harm our competitive position and have a material adverse effect on our business, results of operations and financial condition.

We may be involved in disputes from time to time relating to our intellectual property and the intellectual property of third parties.

We may become parties to disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise claims against us alleging infringement or violation of the intellectual property of that third party. Even if we prevail in such disputes, the costs we incur in defending such dispute may be material and costly. Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid violating those intellectual property rights. Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit. Our liability insurance, if any, may not cover potential claims of this type adequately or at all, and we may be required to alter products or pay monetary damages or license fees to third parties, which could have a material adverse effect on our financial condition and results of operations.

The markets in which we operate are highly competitive, and our failure to compete successfully would make it difficult for us to add and retain customers and would reduce or impede the growth of our business.

The markets for global multilingual content delivery software and services are increasingly competitive and global. We expect competition to increase in the future both from existing competitors and new companies that may enter our markets. In addition to our existing competitors, we may face competition in the future from companies that do not currently offer globalization or translation services. We may also face competition from internal globalization departments of Fortune 1000 and large emerging companies. Technology companies, information technology services companies, business process outsourcing companies, web consulting firms, technical support call centers, hosting companies and content management providers may choose to broaden their range of services to include globalization or language translation as they expand their operations internationally. Increased competition could result in pricing pressure, reduced sales, lower margins or the failure of our solutions to achieve or maintain broad market acceptance. New or established competitors may offer solutions that are superior to or lower in price than ours. We may not have sufficient resources to continue the investments in all areas of software development and marketing needed to maintain our competitive position. In addition, some of our competitors are better capitalized than us, which may provide them with an advantage in developing, marketing or servicing new solutions. Increased competition could reduce our market share, revenues and operating margins, increase our costs of operations and otherwise adversely affect our business.

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If we fail to retain our Chief Executive Officer and other key personnel, our business would be harmed and we might not be able to implement our business plan successfully.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. In particular, Shannon Zimmerman, our President and Chief Executive Officer, is critical to the management of our business and operations. Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel or that we can attract, assimilate or retain such personnel in the future. Our inability to attract and retain such personnel could have an adverse effect on our business, results of operations and financial condition.

Our continued growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we will not be able to implement our business plan successfully.

We grew our revenues by 17% in 2013. To the extent that we are able to sustain such growth, it will place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business would be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

Because our long-term success depends, in part, on our ability to expand the sales of our solutions to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We have limited experience operating in foreign jurisdictions. In 2009, we opened Sajan Software in Dublin, Ireland, in 2010 we opened Sajan Spain, in 2011 we opened Sajan Singapore and in 2013 we opened Sajan Brazil. Our inexperience in operating our business outside of North America increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to risks that, generally, we have not faced in the United States, including:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including the complexities of foreign value-added tax systems and restrictions on the repatriation of earnings;

•	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad, and terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing, acquiring, operating or integrating operations in other countries will produce desired levels of revenues or profitability.

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Compliance with public company regulatory requirements, including those relating to our internal control over financial reporting, have and will likely continue to result in significant expenses and if we are unable to maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws. As a result, we incur significant legal, accounting, and other expenses, including costs associated with our public company reporting requirements and corporate governance requirements. As an example of public reporting company requirements, we evaluate the effectiveness of disclosure controls and procedures and of our internal control over financing reporting in order to allow management to report on such controls. In addition, any updates to our finance and accounting systems, procedures and controls, which may be required as a result of our ongoing analysis of internal controls, or results of testing by our independent auditor, may require significant time and expense. As a company with limited accounting resources, a significant amount of management’s time and attention has been and will continue to be diverted from our business to ensure compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

Management works to continuously monitor and improve its internal controls over financial reporting. Although we have never had a significant deficiency or material weakness, in the event significant deficiencies or material weaknesses are identified in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and ability to obtain any necessary equity or debt financing could suffer. This would likely have an adverse effect on the trading price of our common stock and our ability to secure any necessary additional equity or debt financing, and could result in the delisting of our common stock from the Nasdaq Capital Market or NYSE MKT, which would severely limit the liquidity of our common stock.

Risks Related to Ownership of Our Common Stock

An active trading market in our common stock may not develop or be adequately maintained, and our common stock may be subject to volatile price and volume fluctuations.

An active trading market in our common stock may not develop or be adequately maintained. Shares of our common stock are currently quoted on the OTCQB Marketplace, and, while we intend to apply for listing on the Nasdaq Capital Market or the NYSE MKT, our application may not be accepted and our shares may never be listed on any stock exchange, which may limit your ability to sell your shares of our common stock. The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. These fluctuations have been extremely volatile and are often unrelated or disproportionate to operating performance. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid for your shares. In addition to the factors discussed elsewhere in this section, many factors, most of which are outside of our control, could cause the market price of our common stock to decrease significantly, including:

•	variations in our quarterly operating results;

•	decreases in market valuations of similar companies;

•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts who cover us, our competitors or our industry; and

•	fluctuations in stock market prices and volumes.

These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our common stock.

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We may be unable to cause our securities to be listed on the Nasdaq Capital Market or NYSE MKT, which could limit investors’ ability to make transactions in our securities and subject stockholders to additional trading restrictions.

We intend to continue to be listed on the OTCQB Marketplace until such time we satisfy the relevant listing requirements to have our common stock listed on the Nasdaq Capital Market or NYSE MKT. However, there can be no assurance we will ever be able to meet the Nasdaq Capital Market or NYSE MKT initial listing requirements or that, once our common stock is listed on the Nasdaq Capital Market or NYSE MKT, that we will meet the continued listing requirements. If we do not meet such requirements, our securities may continue to be listed on the OTCQB Marketplace indefinitely or may be relisted on the OTCQB Marketplace after listing on the Nasdaq Capital Market or NYSE MKT.

If we are unable to cause our securities to be listed on the Nasdaq Capital Market or NYSE MKT or maintain such listing, we and our stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

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•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our quarterly results of operations may fluctuate in the future, which could result in volatility in our stock price.

Our quarterly revenues and results of operations have varied in the past and may fluctuate as a result of a variety of factors. If our quarterly revenues or results of operations fluctuate, the price of our common stock could decline substantially. Fluctuations in our results of operations may be due to a number of factors, including, but not limited to, those listed below and identified throughout this “Risk Factors” section:

•	our ability to retain and increase sales to current customers and attract new customers, including our ability to maintain and increase our number of recurring revenue customers;

•	the timing and success of introductions of new solutions or upgrades by us or our competitors;

•	the strength of the economy, in particular as it affects globalization activity;

•	changes in our pricing policies or those of our competitors;

•	changes in the payment terms for our products and services;

•	the need for, and availability of, additional financing to support operations;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	the amount and timing of expenditures related to operating as a public company, expanding our operations, research and development, acquisitions, or introducing new solutions; and

•	changes in our mix of business and languages.

Due to these and other factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

Current members of our management own a significant percentage of the outstanding shares of our common stock, which could limit other stockholders’ influence on corporate matters.

Shannon Zimmerman and Angela Zimmerman, who are directors and executive officers, collectively own approximately 32% of the outstanding shares of our common stock and will collectively own approximately [•]% of the outstanding shares of our common stock following completion of this offering. Accordingly, these individuals are able to, and will continue to be able to, exert substantial influence over our affairs, including the election and removal of directors and all other matters requiring stockholder approval, including the future merger, consolidation or sale of our Company. This concentrated control could discourage others from initiating any potential merger, takeover, or other change-of-control transactions that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of our stockholders’ participation in our corporate matters, through stockholder votes and otherwise. As a result, the return on your investment in our common stock through the sale of your shares could be adversely affected.

Provisions in our charter documents and Delaware law may inhibit a takeover, which could limit the price potential investors might be willing to pay in the future for our common stock and could entrench management.

Our certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in our best interests. Our board of directors has the ability to designate the terms of and issue new series of preferred stock which could be issued to create different or greater voting rights which may affect an acquirer’s ability to gain control of our Company. As a Delaware corporation, we are subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our shares.

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Our certificate of incorporation grants our board of directors the power to designate and issue additional shares of common and preferred stock.

Pursuant to authority granted by our certificate of incorporation, our board of directors, without any action by our stockholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate, and establish the rights, preferences, and privileges of such shares, including dividends, liquidation, and voting rights. The rights of holders of other classes or series of preferred stock that may be issued could be superior to the rights of our common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to the shares of our common stock. Any issuances of additional capital stock (common or preferred) will dilute the percentage of ownership interest of our stockholders.

Our certificate of incorporation and bylaws limit directors’ liability to stockholders.

As permitted by Delaware law, our certificate of incorporation and bylaws provide that each director shall have no personal liability for monetary damages for any breach of fiduciary duties to us, subject to certain exceptions. These provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for any breach of our fiduciary duties.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

Risks Associated with Our Reverse Stock Split

There are risks associated with the 1-for-4 Reverse Stock Split that we effected on June 16, 2014.

On June 16, we effected a 1-for-4 Reverse Stock Split. As a result of the Reverse Stock Split we will be subject to certain risks, including the following:

●	We have additional authorized shares of common stock, with each share reflecting a greater ownership interest of the company, that the Board could issue in the future without stockholder approval, and such additional shares could be issued, among other purposes, in financing transactions or to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders. This could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could make a change in control or takeover of us more difficult.

●	There can be no assurance that the Reverse Stock Split will achieve the benefits that we hope it will achieve, namely increasing the market price of our common stock in order to comply with the minimum bid price requirements of stock exchange listing rules. The total market capitalization of our common stock and the Company in the period after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

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We cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the Nasdaq Capital Market or NYSE MKT.

The Reverse Stock Split was intended, among other reasons, to allow us to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of the Nasdaq Capital Market or NYSE MKT, whichever exchange on which we list our commons stock. Although our stock price as of June 19, 2014 meets such minimum bid price requirements, there is no guarantee that the price of our common stock will stay above the minimum requirements for the time period required by the Nasdaq Capital Market or the NYSE MKT. Further, there can be no assurance that the market price of our common stock will remain at the level required for continuing compliance with the minimum price requirements.  It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split.  If the market price of our common stock declines, the percentage decline may be greater than would have occurred in the absence of the Reverse Stock Split.  If the market price of our common were to experience such a decline, or if other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, adversely affect the market price of our common stock, that may jeopardize our ability to meet or maintain the minimum bid price requirement of whichever exchange on which our common stock is listed.

Even if the market price of our common stock continues to meet the minimum bid price requirements, there can be no assurance that we will be able to comply with other continued listing standards of the Nasdaq Capital Market or NYSE MKT.

Even if the market price of our common stock continues at a level that allows us to comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on the Nasdaq Capital Market or NYSE MKT.  Our failure to meet these requirements may result in our common stock being delisted from such exchange, irrespective of our compliance with the applicable minimum bid price requirement. In addition to specific listing and maintenance standards, the Nasdaq Capital Market and NYSE MKT have broad discretionary authority over the initial and continued listing of securities, which such exchange could exercise with respect to the listing of our common stock.

The liquidity of the shares of our common stock may be decreased as a result of the Reverse Stock Split.

The liquidity of the shares of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that are now outstanding, especially if the market price of our common stock does not increase as a result of the Reverse Stock Split.  In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that our increased share price following the Reverse Stock Split will actually attract new investors, including institutional investors.  In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors.  As a result, the trading liquidity of our common stock may not necessarily improve.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current view about future events. When used in this prospectus the words “anticipate,” “will,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” and similar expressions or the negative of these terms as they relate to Sajan, Inc. (the “Company,” “Sajan,” “we,” “us” or “our”) its subsidiaries or its management identify forward-looking statements. Our forward-looking statements in this prospectus generally relate to: our expectations regarding customer demand, market growth rates and conditions, pricing, our competitive position and strategic opportunities; our beliefs regarding the benefits of our technology and our ability to adapt to changing industry conditions; expectations regarding international sales; our intent with respect to intellectual property protection and research and development activities; our intent to grow organically and through acquisitions; our intent to list our securities for trading on the Nasdaq Capital Market or NYSE MKT upon satisfaction of the relevant listing standards; our plans for use of the proceeds of this offering; our intent to retain earnings to fund development; our expected growth initiatives, including the development of our technology-based solution; and our expectations with respect to cash flows and adequacy of capital resources. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section entitled “Risk Factors” of this prospectus) relating to the Company’s industry, its operations and results of operations, and any businesses that may be acquired by it. These factors include:

•	our rate of growth in the global multilingual content delivery industry;

•	our ability to effectively manage our growth;

•	lack of acceptance of any existing or new solutions we offer;

•	our ability to continue increasing the number of our customers or the revenues we derive from our recurring revenue customers;

•	economic weakness and constrained globalization spending by businesses operating in international markets;

•	our ability to effectively develop new solutions that compete effectively with the solutions that our current and future competitors offer;

•	risk of increased regulation of the Internet and business conducted via the Internet;

•	our ability to identify attractive acquisition opportunities, successfully negotiate acquisition terms and effectively integrate any acquired companies or businesses;

•	availability of capital on acceptable terms to finance our operations and growth;

•	risks of conducting international commerce, including foreign currency exchange rate fluctuations, changes in government policies or regulations, longer payment cycles, trade restrictions, economic or political instability in foreign countries where we may increase our business and reduced protection of our intellectual property;

•	our ability to add sales and marketing, research and development or other key personnel who are able to successfully sell or develop our solutions;

•	our ability to operate as a public company and comply with applicable disclosure and other requirements and to hire additional personnel with public company compliance experience; and

•	other risk factors included under “Risk Factors” in this prospectus.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Sajan does not intend to update any of the forward-looking statements to conform these statements to actual results.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $       million, or approximately $          million if the underwriters exercise in full their over-allotment option to purchase additional shares, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include, but not be limited to:

•	Enhancing our translation management system through investment in software development; and

•	Supporting on-going sales and marketing activities, domestically and internationally.

We may also use a portion of the net proceeds from this offering to support our growth strategy, which may include funding expansion of our business through the future strategic acquisition of businesses, technologies and products, although we have no current understandings, commitments or arrangements to do so.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

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DILUTION

If you invest in this offering, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Our actual net tangible book value as of March 31, 2014 was approximately $1,423,000 or $0.35 per share of common stock.

Pro forma as adjusted net tangible book value gives effect to (i) the receipt of net proceeds of approximately $[•] from the sale of [•] shares of our common stock at an assumed offering price of $[•] per share, after deducting estimated underwriting discounts and commissions and offering expenses. Our pro forma as adjusted net tangible book value at March 31, 2014 would have been approximately $[•], or $[•] per share. This represents an immediate increase in net tangible book value of approximately $[•] per share to our existing stockholders, and an immediate dilution of $[•] per share to investors purchasing shares in the offering.

The following table illustrates this per share dilution, giving effect to the transactions described in the paragraph immediately above:

Pro Forma, as Adjusted
Public offering price per share	$	[ • ]
Net tangible book value per share as of March 31, 2014		$0.35
Per share increase attributable to net proceeds received from this offering	$	[ • ]
Pro forma net tangible book value per share as of March 31, 2014 after giving effect to this offering	$	[ • ]
Dilution in net tangible book value per share to new investors	$	[ • ]

If the underwriters exercise their over-allotment option to purchase [•] shares of common stock at the assumed offering price of $[•] per share, the pro forma as adjusted net tangible book value after this offering would be $[•] per share, representing an increase in net tangible book value of $[•] per share to existing stockholders and immediate dilution of $[•] per share to new investors in this offering.

The foregoing illustration does not reflect potential dilution from exercise of the outstanding stock options or warrants to purchase an aggregate of 421,438 shares of our common stock outstanding as of June 19, 2014.

22

 DIVIDEND POLICY

We have never declared or paid cash dividends. We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility with Silicon Valley Bank prevents us from declaring or paying dividends without the consent of Silicon Valley Bank. Moreover, any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, and such other factors as our Board deems relevant.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQB Marketplace under the symbol “SAJA.” The last reported bid price for our common stock on June 19, 2014 was $6.25. We intend to apply to list our common stock on the Nasdaq Capital Market or NYSE MKT under the symbol “SAJA.” There is no guarantee the Nasdaq Capital Market or NYSE MKT will accept our application and no guarantee that our common stock will be listed on either exchange.

On June 16, 2014, we implemented a 1-for-4 Reverse Stock Split. Share and per share information below for periods prior to June 16, 2014 have been adjusted to reflect the impact of the Reverse Stock Split.

The following table shows the high and low bid prices for our common stock for the 2013 and 2012 fiscal quarters and for the first two fiscal quarters of 2014. The high and low bid prices reported on the OTCQB Marketplace reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Market Price (high/low)
For the Fiscal Year	2014		2013	2012
First Quarter	$4.48-7.00		$1.68 – 3.80	$4.40 – 5.48
Second Quarter	$5.40 – 6.70	(1)	$2.36 – 3.80	$2.00 – 4.76
Third Quarter	N/A		$2.52 – 7.00	$1.64 – 3.40
Fourth Quarter	N/A		$4.04 – 6.96	$1.48 – 2.52

(1) Through June 19, 2014

As of June 19, 2014, we had approximately 128 record holders of our common stock, including the nominee of Depository Trust Company which held 2,589,636 shares as the nominee for street name holders.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014 on:

•	an actual basis; and

•	an as adjusted basis to reflect the receipt of the estimated net proceeds from the sale and issuance of the shares of common stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by us as described in the section entitled “Use of Proceeds.”.

You should read this information in conjunction with the information provided in the sections entitled “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus and incorporated herein by reference.

	As of March 31, 2014
	Actual	As Adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents	$1,205	$
Long-term liabilities, net of current maturities	796
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized; no shares issued and outstanding, actual and as adjusted	—		—
Common stock, $0.01 par value; 35,000,000 authorized, 4,067 issued and outstanding, actual; 35,000,000 authorized, [•] issued and outstanding, as adjusted	41
Additional paid in capital	7,401
Accumulated deficit	(5,091)
Foreign currency adjustment	(195)
Total stockholders’ equity	2,156
Total capitalization	$2,952	$

The capitalization table above is based on the number of shares outstanding as of March 31, 2014, not including

•	377,421 shares issuable upon the exercise of stock options outstanding as of March 31, 2014, at a weighted average exercise price of $5.09 per share, of which 228,061 were then exercisable;

•	375,000 shares of our common stock that will be reserved for future grants of restricted stock, stock options or other similar equity instruments under our 2014 Equity Incentive Plan; and

•	44,017 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2014, at a weighted average exercise price of $36.38 per share, all of which were then exercisable.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this report. For further information, see the section titled “Cautionary Notice Regarding Forward-Looking Statements” above.

General Overview

Sajan, Inc. (the “Company” or “Sajan”), a Delaware corporation, provides language translation services and technology solutions to companies located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, and retail industries that are selling products into global markets. The Company is located in River Falls, Wisconsin and has active, wholly-owned subsidiaries in the following countries:

•	Ireland – Sajan Software Ltd.

•	Spain – Sajan Spain S.L.A.

•	Singapore – Sajan Singapore Pte. Ltd.

•	Brazil – Sajan do Brasil Traduções Ltda.

Customers who purchase translation services from us need completely accurate, high-quality translation for materials that are critically important to their businesses, such as instruction manuals, training materials, marketing programs, legal documents and websites. We provide these translation services in a fast, cost-effective manner through the use of our proprietary technology, Transplicity, as well as our network of outside translators and our internal staff, who manage the project to ensure all our customer deliverables are met.

Our customer base consists principally of large multi-national companies, but also includes smaller organizations that need high quality translation done in a timely and cost effective manner. We generally expect to receive ongoing business from established customers due to the increasing benefits that Transplicity and our business model afford as we continue to service a particular customer. The flow of such projects, however, can be unpredictable. Therefore our strategy has been a combination of enhancing and nurturing current customer relationships, and aggressively seeking new customer opportunities. We believe that demand for language translation services is growing and that we are positioned to capitalize on the highly-fragmented industry by leveraging technological solutions and pursuing strategic acquisition opportunities. Our success will be dependent upon maintaining a high level of customer satisfaction and a strong reputation, as well as achieving the benefits that we expect our business model to afford.

We believe that the launch of Transplicity as our translation technology platform in March of 2013 has differentiated us from our competitors and has given us the opportunity to greatly expand our customer base. It drove our revenue growth during the 2013 fiscal year and during the first quarter of 2014. It has fueled a more aggressive sales strategy which has included the implementation of a strategic account management program, restructured incentive plans for sales personnel, additions to staff, and expanded international sales efforts. Our focus in the future will be to continue to drive revenue growth by enhancing the capabilities of Transplicity and further investing in sales and marketing activities. Our first quarter 2014 revenue represented an 11% increase over our revenue in the first quarter of 2013, which was the quarter in which we launched Transplicity.

From an operations standpoint, cost of revenues primarily consists of payments to outside translators. These costs can vary widely from quarter to quarter based on the type of project, the languages being translated, and the needs of our customers. Also included in our cost of revenues is the salary and benefits we pay to our operations staff. These costs tend to be more stable because our technology enables us to maintain a relatively consistent number of employees as revenue increases. However, we assess staffing on a regular basis and may hire additional staff in the future if customer and project demands necessitate doing so.

We intend to continue to invest in Transplicity and other technologies in the foreseeable future to make our service offering more attractive to our customers, drive continued revenue growth, make our operations more efficient and, ultimately, improve profitability. These investments will result in increased research and development expense both in dollars and as a percentage of revenue in 2014. We believe that the cash we generate from operations and the availability of funds through our $1.5 million line of credit are adequate to fund these additional investments.

 Results of Operations - Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

The major components of revenues, cost of revenue, operating expenses, other income (expense), and income tax expense are discussed below.

(amounts in thousands)	Three Months Ended March 31,
			% Change
Item	2014	2013	(Year Over Year)
Revenues	$6,154	$5,524	11%
Operating Expenses:
Cost of Revenues	3,939	3,413	15%
Sales and Marketing	774	745	4%
Research and Development	460	172	167%
General and Administrative	1,098	949	16%
Depreciation and Amortization	241	188	28%
Other Income (Expense):
Interest	(23)	(29)	(21)%
Foreign Currency Income	1	1	0%
Income Tax Expense	20	13	54%
Net income (Loss)	$(400)	$16

Revenues

Revenues totaled $6,154,000 in the first quarter of 2014 compared to $5,524,000 in the same period in 2013, an increase of 11%. The increase was due to several factors, including the launch of Transplicity, which occurred in late March 2013, the implementation of a strategic account management program, and new customers in the United States. Offsetting this increase was a decline in international revenue of $319,000, or 18%. The decrease was due principally to a 20% decline in revenue from our largest customer, IBM. In the first quarter of 2013, IBM had engaged us for several projects that were non-recurring in nature and caused that quarter’s revenue to be unusually high. Revenue from IBM in the first quarter of 2014 was in accordance with our expectations and we believe that revenues from IBM for the remaining three quarters of 2014 will be similar to the comparable periods of 2013.

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Operating Expenses

Cost of Revenues. Cost of revenues in the first quarter of 2014 increased $526,000, or 15%, compared to the same period in 2013.  For the same periods, as a percentage of revenue, cost of revenues was 64% in 2014 compared to 62% in 2013. The increase in dollars and percentage was due to hiring additional staff to service new clients added in late 2013 and an increase in translator costs resulting from a change in mix of business towards higher cost languages. Translator costs can vary from quarter to quarter based on the specific language needs of our customers.

Sales and Marketing. Sales and marketing expense in the first quarter of 2014 increased $29,000, or 4% compared to the same period in 2013. For the same periods, as a percentage of revenue, sales and marketing expense was 13% in 2014 compared to 14% in 2013. The small increase in dollars and decline in percentage were due to a combination of new staff and increased travel expense offset by lower commission expense. Commissions were lower due to fewer sales personnel making their sales quotas in the first quarter of 2014 compared to the same period in 2013.

Research and Development.  Research and development expense in the first quarter of 2014 increased $288,000, or 167%, compared to the same period in 2013. For the same periods, as a percentage of revenue, research and development expense was 7% in 2014 compared to 3% in 2013. The increase in dollars and percentage are primarily due to two factors. First, there were no internal software development costs capitalized in the first quarter of 2014 compared to $148,000 in the same period in 2013. Second, we added additional development staff which resulted in higher compensation costs and hiring fees in 2014. These staff were added to accelerate enhancements to our operating system and to develop features that could make portions of our system licensable to third parties.

General and Administrative.  General and administrative expense in the first quarter of 2014 increased $149,000, or 16%, compared to the same period in 2013. For the same periods, as a percentage of revenue, general and administrative expense was 18% in 2014 compared to 17% in 2013. The increase in dollars and percentage of revenue were primarily due to increased wages and benefits relating to the addition of a Chief Financial Officer in August 2013, additional stock compensation expense, and legal expenses related to evaluating potential acquisitions.

Depreciation and Amortization.   Depreciation and amortization expense in the first quarter of 2014 increased $53,000, or 28%, compared to the same period in 2013. The increase was a result of higher fixed asset balances plus capitalized software projects (principally related to the launch of Transplicity) placed in service in 2013.

Interest Expense

Interest expense in the first quarter of 2014 decreased by $6,000 compared to the same period in 2013.   The Company had no amounts outstanding under its line of credit during the first quarter of2014 compared to $400,000 outstanding during the same period in 2013.

Income Tax Expense

Income tax expense in the first quarter of 2014 was $20,000 compared to $13,000 in the same period in 2013. The higher taxes are due to an increase in the Company’s taxable activities in China and Brazil.

Non-GAAP Financial Measure – Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2014	2013
Net income (loss)	$(400)	$16
Interest expense	23	29
Income taxes	20	13
Depreciation and amortization	241	188
Stock-based compensation	64	49
Adjusted EBITDA	$(52)	$295

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We calculate Adjusted EBITDA by taking net income (loss) calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. We believe that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses this non-GAAP measure to compare our performance to that of prior periods for trend analyses and for budgeting and planning purposes. This measure is also used in financial reports prepared for management and our board of directors. We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other companies, many of which present similar non-GAAP financial measures to investors.

Our management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents this non-GAAP financial measure in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

Results of Operations – Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

In 2013, the Company had net income of $38,000 compared to a loss of $1,052,000 in 2012. The improvement in profitability was driven principally by a 17% increase in revenues and our ability to reduce cost of revenues as a percentage of revenue. The revenue increase was due to the combination of obtaining new customers along with increasing the amount of revenue received from repeat customers. Revenue increases were driven by increased sales and marketing efforts and from the launch of Transplicity, our new translation management system that was released during 2013.

The major components of revenues, cost of revenue, operating expenses, other income (expense), and income taxes are discussed below.

(amounts in thousands)
	Years Ended December 31,		% Change
Item	2013	2012	(Year-Over-Year)
Revenues	$23,961	$20,511	17%
Operating expenses:
Cost of revenues	14,577	13,299	10%
Sales and marketing	3,212	2,432	32%
Research and development	923	1,097	(16)%
General and administrative	4,168	3,868	8%
Depreciation and amortization	825	772	7%
Other income (expense):
Interest expense	(110)	(99)	11%
Foreign currency income (expense)	(12)	61	(120)%
Income tax expense	(96)	(57)	67%
Net income (loss)	$38	$(1,052)	104%

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Revenues

Revenues in 2013 increased $3,450,000, or 17%, compared to 2012. The increase was due to several factors, including the implementation of a strategic account management program, restructured incentive plans for sales personnel, strategic staff additions focused on growing our international business, and the launch of Transplicity. All of these initiatives resulted in growth in both in domestic and international revenue. In 2013, $16,338,000, or 68%, of our revenue was generated from U.S. customers, compared to $14,419,000, or 70%, in 2012.

Operating expenses

Cost of Revenues. Although revenues increased in 2013 by 17% compared to 2012, cost of revenues increased only 10% in 2013 compared to 2012. As a percentage of revenue, cost of revenues was 61% in 2013 compared to 65% in 2012. The improvements in 2013 were due to efficiencies in operations resulting from technology investments in Transplicity and to negotiated discounts with our top rated translators, which discounts we expect to continue.

Sales and Marketing. Sales and marketing expense in 2013 increased $780,000, or 32%, compared to 2012. As a percentage of revenue, sales and marketing expense was 13% in 2013 compared to 12% in 2012. The increases in dollars and percentage of revenue were a result of investments made in strategic sales initiatives, additions of staff, and higher commissions due to restructured incentive plans for sales personnel.

Research and Development. Research and development expense decreased $175,000 in 2013, or 16%, compared to 2012. As a percentage of revenue, research and development expense was 4% in 2013 compared to 5% in 2012. The decreases in dollars and percentage of revenue were due to reduced compensation costs which resulted from a realignment of our development staff.

General and Administrative. General and administrative expense in 2013 increased $300,000, or 8%, compared to 2012. The increase was due to several factors including an increase in payroll which included the addition of a new chief financial officer in the 3rd quarter of 2013, professional fees and expenses related to evaluating potential strategic investments, and an increase in stock compensation costs. As a percentage of revenue, general and administrative expense was 17% in 2013 compared to 18% in 2012. The reduced percentage is due to an increase in revenue, while many of our general and administrative costs are relatively fixed in nature.

Depreciation and Amortization. Depreciation and amortization expense in 2013 increased $53,000, or 7%, compared to 2012. The increase was a result of higher asset balances plus capitalized software projects (principally related to the launch of Transplicity) placed in service in 2013.

Interest Expense

Interest expense in 2013 increased $11,000 compared to 2012. The increase was due to higher average amounts outstanding on the Company’s line of credit in 2013 compared to 2012.

Income Taxes

Income tax expense in 2013 was $96,000 compared to $57,000 in 2012. Income taxes in 2013 consisted of taxes on income relating to services performed in China, income taxes services performed by our new entity in Brazil, and an increase in the valuation allowance for our deferred tax assets. Income taxes in 2012 consisted principally of taxes relating to services performed in China and taxes on our operation in Spain. We have net operating losses available to offset future income for United States federal and state reporting purposes of $30.2 million and $3.5 million, respectively. These carry forwards expire in various calendar years from 2015 through 2030.  We are also subject to Alternative Minimum Tax (AMT), which only allows for the utilization of existing net operating loss carry forwards to offset 90% of AMT taxable income. (See Note 11 in the Consolidated Financial Statements included elsewhere in this prospectus for more information on income taxes).

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Non-GAAP Financial Measure – Adjusted EBITDA

	Years ended December 31,
(amounts in thousands)	2013	2012
Net income (loss)	$38	$(1,052)
Interest expense	110	99
Income taxes	96	57
Depreciation and amortization	825	772
Stock-based compensation	247	179
Adjusted EBITDA	$1,316	$55

We calculate Adjusted EBITDA by taking net income (loss) calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. We believe that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. In calculating Adjusted EBITDA, we add stock-based compensation because we view it as a non-cash expense that is not indicative of the ongoing operations of the Company. Our management uses this non-GAAP measure to compare our performance to that of prior periods for trend analyses and for budgeting and planning purposes. This measure is also used in financial reports prepared for management and our board of directors. We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other companies that have different financial and capital structures or tax rates than ours, many of which present similar non-GAAP financial measures to investors.

Our management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents this non-GAAP financial measure in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

Liquidity and Capital Resources

Summary cash flow data is as follows:

	Three months ended March 31,		Years Ended December 31,
(amounts in thousands)	2014	2013	2013	2012
Cash flows provided (used) by :
Operating activities	$(4)	$271	$1,565	(343)
Investing activities	(104)	(220)	(564)	(777)
Financing activities	(45)	(7)	(532)	279
Net increase (decrease) in cash	(153)	44	469	(841)
Effect of exchange rate changes in cash	(6)	(52)	2	(29)
Cash and equivalents, beginning of period	1,364	893	893	1,763
Cash and equivalents, end of period	$1,205	$885	$1,364	893

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Net Cash Provided by (Used in) Operating Activities

Net cash used by operating activities in the first quarter of 2014 was due to our adjusted EBITDA (see explanation of Adjusted EBITDA above) and to changes in our operating assets and liabilities. Net cash provided by operating activities in the same period in 2013 was due mainly to our net income during the period plus an increase in deferred revenue and customer prepayments.

The increase in cash from operating activities in fiscal 2013 was mainly due to having operating income in fiscal 2013 compared to an operating loss in 2012. Also contributing to the 2013 increase was an increase in deferred revenue and customer prepayments during the year.

Net Cash Used in Investing Activities

Net cash used by investing activities in the first quarter of 2014 related to the purchase of equipment for the business. In the first quarter of 2013, $73,000 of the net cash used by investing activities related to the purchase of equipment for the business and $148,000 related to capitalized software costs.

Net cash used by investing activities during the 2013 and 2012 fiscal years was due to the purchases of property and equipment, capitalization of software license costs, and the capitalization of software development expenses.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities in the first quarters of 2014 and 2013 related to payments on our capital lease obligations.

Net cash of $532,000 used in financing activities in fiscal 2013 related principally to the repayment of the $400,000 that was outstanding on our line of credit at the end of fiscal 2012. The $279,000 of cash provided from financing activities in fiscal 2012 was due principally to the aforementioned $400,000 borrowed under the line of credit.

For the year ended December 31, 2013, our principal source of liquidity was funds generated from the operations of the business and issuance of short-term debt through a line of credit at Silicon Valley Bank.

In March 2012, the Company entered into a one year revolving working capital line of credit with Silicon Valley Bank (“SVB”), and had $400,000 of borrowings outstanding under the line at December 31, 2012.

In March 2013, the 2012 line of credit was replaced with a new credit facility (“the Credit Facility”) with SVB which consists of a two year revolving working capital line of credit. The Credit Facility permits borrowings of up to a principal amount equal to the lesser of (a) $1,500,000 or (b) eighty percent (80%) of the aggregate amount of Sajan’s outstanding eligible accounts receivable, subject to customary limitations and exceptions. No borrowings were outstanding under the Credit Facility as of December 31, 2013. (For more information, see Note 9 to the Consolidated Financial Statements included elsewhere in this prospectus.)

Uses of Capital

Sajan’s primary uses of capital in the first quarter of 2014 and in fiscal 2013 were to fund our operations and working capital needs and to make investments in equipment and software development projects. We intend to utilize our cash generated from operations, our line of credit facility and the proceeds of this offering to support our business, including investing in software development, ongoing sales and marketing activities both domestically and internationally, enhancing our translation management system, and where appropriate, acquiring businesses, technologies and products that may add to our operations and client base. We have no current understandings, commitments or arrangements in place for such acquisitions.

We believe that our existing capital resources, including cash and cash equivalents, operating cash flows, and the availability of cash under our $1.5 million line of credit facility, will be sufficient to meet our working capital, investment in software development, and capital expenditure requirements for the foreseeable future, and for at least the next 12 months. However, we may decide to raise additional funds through public or private financings or borrowings to accelerate the development of new products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies.

If required, additional financing may not be available on terms that are favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders or we may be subject to covenants that restrict how we conduct our business. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to our stockholders and us.

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Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of March 31, 2014 or December 31, 2013.

Discussion of Critical Accounting Policies and Estimates

Discussion of the financial condition and results of our operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and judgments, including those discussed below. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to the consolidated financial statements.

Management believes the following critical accounting policies involve significant judgments and estimates in the preparation of our consolidated financial statements. (Also see Note 2 to our Consolidated Financial Statements included in Part II, Item 8 of this Report, which provides further information on and discussion of our significant accounting policies and the use of estimates)

Revenue Recognition

We derive revenue primarily from language translation services and professional consulting services. Services include content analysis, translation memory and retrieval, language translation, account management, graphic design services, technical consulting and professional services. Services associated with translation of content are generally billed on a “per word” basis. Professional services, including technical consulting and project management, are billed on a per hour rate basis.

We consider revenue earned and realizable at the time services are performed and amounts are earned. Revenue for translations services is recognized on a standard “per word” basis at the time the translation is completed. Revenue for professional services is recognized when the services have been completed in accordance with the statement of work.

Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized and customer prepayment for services are recorded as deferred revenue and customer prepayments; to the extent cash has been received.

Capitalized Software Development Costs

We capitalize software development costs incurred during the application development stage related to new software or major enhancements to the functionality of existing software that is developed solely to meet our internal operational needs. Costs capitalized include external direct costs of materials and services and internal payroll and payroll-related costs. Any costs during the preliminary project stage or related to training or maintenance are expensed as incurred. In addition, any costs incurred in the development of software that may be sold to customers are also expensed as incurred. Capitalization ceases when the software project is substantially complete and ready for its intended use. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. When the projects are ready for their intended use, the Company amortizes such costs over their estimated useful lives of three years.

Stock Based Compensation

We measure and recognize compensation expense for all stock-based compensation at fair value. Our determination of the fair value of share-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures. An option’s expected term is the estimated period between the grant date and the exercise date of the option. As the expected term increases, the fair value of the option and the compensation cost will also increase. The expected-term assumption is generally calculated using historical stock option exercise data; however, we do not have historical exercise data to develop such an assumption. As a result, the Company determined the expected term assumption using the simplified expected-term calculation as provided in SEC Staff Accounting Bulletin 107. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of grant.

31

Income Taxes

Current income taxes are recorded based on statutory obligations for the current operating period for the various countries in which the Company has operations. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We have net operating losses available to offset future income for federal and state reporting purposes of $30.2 million and $3.5 million, respectively. These carry forwards expire in various calendar years from 2015 through 2030. We are also subject to Alternative Minimum Tax (AMT), which only allows for the utilization of existing NOL carry forwards to offset 90% of AMT taxable income.

Source of Revenues

We generate revenues by providing language translation services to customers for which we are paid based upon the number of words translated and by the languages involved. The price charged per word per language varies depending upon the language, the availability of translator resources and the extent to which our proprietary search algorithm has been applied to reuse prior translation work. In some cases we may generate revenue by allowing customers to utilize our operating system, for which we will also receive revenue on a per word basis similar to our services business model based upon the number of words processed through our Transplicity software platform.

Cost of Revenue

Cost of revenue is highly variable based upon the volume of translation services revenue. We work with freelance linguists and single language vendors who complete the actual language translation, and they are paid on a per word basis. The fixed component of cost of revenue is comprised of the global operations staff located in our Wisconsin, Ireland, Spain, Singapore and Brazil locations, who are responsible for project and process management, quality control, operational integration, vendor management and production operations. In the near term, our cost of revenues may be affected by a number of factors including the mix of customers, the mix of language translated, staff levels and the extent of new customer implementations in a given quarter. Over the long term, we expect cost of revenue will grow in absolute dollars, as we expect to continue to grow our revenue, but decrease as a percentage of revenue due to economies of scale, more efficient sourcing and operational efficiencies from ongoing utilization of our Transplicity platform.

Sales and Marketing Expenses

Sales and marketing expense consists primarily of wages and benefits for sales and marketing personnel, sales commissions, advertising and promotional costs, sales and marketing tools and travel expenses. Advertising costs consist of pay-per-click payments to search engines and print advertisements in trade journals. Promotional costs consist primarily of public relations, memberships and event costs. In 2014, as we move to accelerate our sales activities both domestically and internationally and launch sales and marketing initiatives for our product solutions, we expect sales, advertising and marketing expense to increase in dollar terms but to decrease slightly as a percentage of total sales.

Research and Development Expenses

Research and development expenses represent costs incurred for development of routine enhancements to our operating software system and include costs incurred during the preliminary project stage of development or related to training or maintenance activities. Research and development expenses consist primarily of salaries and related costs of our software engineering organization, fees paid to third party consultants and certain facility expenses.

We have focused our research and development efforts on the industrialization of the GCMS and the Transplicity platforms and their component modules for use by the various participants involved in the content globalization process. Functional development has focused on improving ease of use, functionality, scalability and efficiency of Translation Memory processing. In 2014, we expect our research and development costs to increase both in absolute dollars and as a percentage of revenues because of additional investment in our Transplicity platform.

General and Administrative Expenses

General and administrative expenses consist primarily of wages and benefits for administrative, human resources, internal information technology support, finance and accounting personnel, professional fees, certain taxes, public company costs, and other corporate expenses. In 2014, we expect our general and administrative expenses to increase in absolute dollars but decrease as a percentage of revenue.

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Depreciation and Amortization

Depreciation and amortization consist of the expense related to property and equipment, capitalized software development costs, software license costs and intangible assets that are being depreciated or amortized over the estimated useful lives of the assets using the straight-line method.

Foreign Currency Translation

For operations in local currency environments, assets and liabilities are translated at period-end exchange rates with cumulative translation adjustments included as a component of shareholders’ equity and income and expense items are translated at average foreign exchange rates prevailing during the applicable period. For operations in which the U.S. dollar is not considered the functional currency, certain financial statements amounts are re-measured at historical exchange rates, with all other asset and liability amounts translated at period-end exchange rates. These re-measured adjustments are reflected in the results of operations. Gains and losses from foreign currency transactions are recognized as foreign currency transaction gain (loss) and included in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Related Party Transactions

Shannon Zimmerman and Angela Zimmerman, who are directors and executive officers, collectively own approximately 32% of the outstanding shares of the Company’s common stock ([•]% following completion of this Offering). See Note 8 to the Consolidated Financial Statements included elsewhere in this prospectus for a description of the transactions between the Zimmermans and the Company.

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OUR BUSINESS

 Sajan is a leading provider of language translation solutions. According to research completed by Common Sense Advisory (“CSA”), we were ranked as having the 7th highest revenue out of approximately 5,000 North American translation service providers in 2012 (the most recent year for which such information is available). Our customers sell products into global markets and use our solutions to translate sales and marketing materials, packaging, user manuals, technical support and training documents, product manuals, instructions, warnings, and other product information into numerous languages. We combine our internally developed proprietary technology and high quality translation services to provide language translation solutions that are fast, reliable, and user-friendly. By utilizing an integrated technology and service-based approach to language translation, we offer comprehensive solutions that allow customers to rely upon a single provider to meet all of their language translation needs. Our cloud-based technology delivers a secure online solution that can be offered on a modular basis, which makes it attractive in both small business settings and in large enterprise environments. Sajan provides language translation services and technology solutions to companies located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, and retail industries. We are located in River Falls, Wisconsin and have wholly-owned subsidiaries in Ireland (“Sajan Software”), Spain (“Sajan Spain”), Singapore (“Sajan Singapore”) and Brazil (“Sajan Brazil”).

Our Strategy

We operate in a growing industry, providing language translation services to companies engaged in global commerce. According to research completed by CSA, the worldwide cost of global multilingual content delivery increased to approximately $33 billion in 2012 and is expected to reach approximately $40 billion by 2015. This industry growth is driven by the growth and expansion of companies engaging in global commerce and the increased demand that such companies have for translation solutions to support their marketing and sales initiatives and regulatory compliance needs. Although industry growth provides an opportunity for all language translation service providers, the increase in customer demand is coupled with added pressure on such providers to deliver higher quality products on faster timeframes and at lower costs. We believe market participants that employ innovative or technological solutions to provide translation services that are faster, more reliable and more user-friendly are much better positioned to capitalize on industry expansion than providers that rely solely on manual translation or off-the-shelf translation tools.

The industry for language translation services is extremely fragmented, with approximately two-thirds of providers employing five or fewer employees, according to CSA. Although many of these smaller providers have developed good language skills and established customer relationships, they often lack the ability to keep pace or meet the innovation demands of the growing market for their services.  As a result, we believe the language service segment presents larger, innovative, technology-driven participants, like Sajan, with an opportunity to pursue consolidation through strategic acquisitions of smaller businesses. We intend to capitalize on this opportunity and expect that we will leverage such acquisitions to grow revenues and conduct consolidated operations more efficiently through economies of scale.

We also believe that end-user licensing of language translation software solutions provides technology-driven translation service providers with another potential stream of revenue. Today, end user licensing of such solutions is a small portion of the overall language translation market.  The demand for in-house licensing of such technology has been limited by the inability of in-house personnel to provide the language translation expertise that is required to supplement technology’s automated translation capabilities. However, as available technology becomes more robust and easy to use, we anticipate that the market demand will begin to shift towards direct technology use.  In order to position ourselves for such a shift, we continue to develop our proprietary technology with a view towards ease-of-use for potential end-users in anticipation of making available a subscription based software revenue line with substantially better margins than the traditional language service. We believe the ability to scale and expand our business more aggressively would be a likely result of a shift towards end-user licensing.

The Sajan business and growth strategy is to be positioned to capitalize on all of these market segments and associated opportunities: continued organic growth driven by expanding demand for global translation services, acquisitions of smaller language translation service providers, and end-user licensing of language translation software solutions.

Products and Services

Sajan delivers translated content to its customers for use on their websites and in their software products, training and instruction manuals, marketing materials, legal documents and many other uses. Our solution does not alter the customer’s content, but creates value for the customer by delivering that content translated in multiple languages. By combining advanced technology, innovative processes and a pronounced commitment to quality, our solutions are built to deliver translated content that meets customers’ quality expectations in a faster timeframe and at a lower overall cost than comparable translation solutions.

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Our language translation solution incorporates innovative technology that serves as a single platform to meet the needs of the smallest user to the largest enterprise customer. Our solution is cloud-based and requires no installed software, thus enabling customers to access all of our translation lifecycle components via an internet browser. We combine both language translation services and our own proprietary technology to give customers a single source solution to meet all of their translation needs. We integrate people, processes and data into a service and technology solution that produces measurable value in the form of lower costs, faster turnarounds, improved business process automation, higher quality, integrated version control and an audit trail.

Transplicity is the brand name of Sajan’s unique technology solution. Launched in March 2013, Transplicity provides a high degree of automation from start to finish and delivers complete personalization and flexibility to our customers, all from a complete cloud solution. The Transplicity platform not only incorporates modernized technological capabilities, but also provides a fully personalizable user interface aimed at enhancing customer use and interaction. The launch of Transplicity is intended to be the first phase of a multi-phase release. The goal of this first phase was to enhance both performance and customer experience in the context of our current translation service customer delivery model. The remaining phases will continue to add features and technology components while also adding the ability to license Transplicity to end-user licensees.

We employ a ‘widget’ approach to the work surface of Transplicity’s customer portal. In the context of computing, widgets are discrete applications that can be installed on a website or other user work space that perform specific functions. This approach, which allows customers to build a customized experience by selecting the features of our product that they wish to employ as visible components on their user interface, and enables a degree of personalization not previously found in the market. Users can quickly modify the functional widgets they use on the work surface. This personalization enables customers to modify the visual theme of the website itself, which allows broad enterprise adoption and branding for a specific company. The personalized widget approach also allows us to provide for additional functions and add them to the existing Transplicity platform on either an enterprise or customized basis.

At the core of Transplicity is Sajan’s patented Translation Data Repository. Data storage in the language translation industry is often referred to as Translation Memory (“TM”). TM is intended to reuse previously translated content and is an effective technology used by many in the industry. However, Transplicity differentiates us from our competitors by contextually indexing all data against an information architecture established for each customer, effectively learning how each customer uses language in its business. Multilingual data managed in Transplicity is used both in an operational sense, meaning it is used for each new customer translation project, but it also serves as a central storage repository for multilingual content that is used for such customer’s future translation projects. The data storage technology also provides confidential separation of customer data, serving as an enterprise solution for high volume multilingual content producers.

As the contextualized database of multilingual content is increased for a customer, more content can be reused from one translation project to the next, and the benefit of reuse to the customer results in cost savings. Content reuse, and in particular contextualized content reuse, directly reduces the amount our customers must pay for translation, because Sajan charges a substantially reduced rate to the customer for translated words generated from the system. As such, our content reuse feature encourages customer retention by providing greater and greater value as a customer continues to use our solution over time. Transplicity also improves the contextual accuracy of translation for a particular customer over time. In addition, reducing the number of words requiring human translation results in faster project cycle times which we believe is becoming more and more important to global companies in today’s market.

The image below illustrates one example of the high-level language translation process:

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In Step 1, customer content is submitted to us over our secure Internet portal. In Step 2, Transplicity automatically parses or separates content from its aesthetic formatting. This enables us to isolate the monolingual content so that, during Step 3, the maximum amount of accurate reuse can be achieved. During Step 3, we use our patented technology to reproduce previously translated content in the desired target languages and minimize the amount of manual translation that a Professional Translator will have to do. As described above, this creates a substantially better cost model and accelerates the translation process. Further, our patented contextual reuse technology in most cases will yield better matching when compared to industry offerings. The remaining steps in the process rely on automation, the efficient management of data and the integration of the Professional Translators into the project. In Steps 4 and 5, Professional Translators translate the content that was not translated through database matching and then review the translated content, including the system-generated content, as a whole. In Steps 6 and 7, the translated content is reassembled by Transplicity and then sent to the customer in publish-ready format. Finally, in Step 8, the content translated by the Professional Translators is added to the database to improve future reuse capabilities. Through these steps, Sajan has turned the process of translation into a data management opportunity and designed a start-to-finish workflow to maximize automation. Content is returned to the customer in the same format, now translated, as originally submitted in the source language. This helps the customer by eliminating the need to understand appropriate language or word breaks. It is a turn-key approach.

Upon successful delivery to the customer we have accomplished the following: first, and most importantly, the customer has obtained their translated content in publish-ready format; second, the new translated data has been added to our central TM repository in the cloud, which will enhance the reuse opportunities in connection with that customer’s future content; and third, because the entire process has been managed from start to finish in one cloud-based system, the customer gains transparency and real-time access to information, while also receiving full business intelligence from process detail to linguistic evaluation. This business intelligence allows customers to track patterns and trends of the many individual users of the system to make more informed decisions about their approach to translation. In addition, linguistic quality can be systematically managed to standards set by the customer, thus allowing better management of the human translators involved in the process.

While technology serves as a value-add component to our solution, we also provide our customers with a broad array of supporting solutions for clients. We can provide customers with expert-level consultation. As an example of these consultation services, Sajan provides customers facing large translation challenges with a Localization Assessment, which involves a deep assessment of the presence or absence of all people, processes and technologies relating to the global translation needs of a given customer. Knowing the desired end goal of the customer, Sajan’s consulting professionals are able to develop a data-driven implementation plan for the customer’s localization efforts. Often return-on-investment formulas are included to address the business case for implementing these changes. Other examples of our services include machine translation solutions, multilingual search engine optimization, linguistic quality assessment, internationalization assessments, and interpretation.

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We also believe that over time, the market will continue to move towards more technology solutions as language demands increase and greater efficiency is required. Our experience has been that high quality translation service has been offered on the service model and not on a subscription software model. To address this gap in the market, we will continue to expand our technology capabilities in parallel with our core solution offering as we advance forward. In that regard, our March 2013 launch of Transplicity was the first of what we expect to be a multi-phase release. While the goal of the first phase was to enhance both performance and customer experience in the context of the translation service model, the later phases of the release will offer similar widget-based features and technology components to customers that may prefer to be end-user licensees of Transplicity on a subscription software model. This will differentiate us from currently-available solutions by giving customers the ability to blend the technology and service aspects of the solution as they see fit. By comparison, the few technology-only solution options in the market today are not paired with the availability of services that we offer. The combination of Sajan’s unique technology, expert language skills and customer first philosophy positions us well for future growth in an opportune market.

Market Description

Language is often a barrier in global commerce. The demand for effective language translation continues to grow. The industry has historically been very service-centric, but, as is the case in many service industries, price pressures and other market demands impose the need for innovation and new solution paradigms.

Language translation services have historically been expensive, labor intensive and as a result scalability is difficult for the rapidly growing global company. Human translators can typically translate 2,500 words per day on average, although this varies based on the complexity of the subject matter. This creates constraints on the available supply of translation services and, when positioned against growing demand, provides translation technology innovators with an advantage. As a result of the rising demand for translation services and the looming shortage of human translators worldwide, we expect the pricing environment for Language Service Providers (LSPs) to be favorable in the coming years.

The market has two distinct components to it. The largest market segment is the language service provider (LSP) component, which consists of companies that provide translation services. The second market component is the technology segment, which consists of companies that develop software to automate the translation process. As measured by industry revenue, the technology segment is currently a substantially smaller part of the total language translation market opportunity, according to CSA.

In theory, the language translation service market should shrink if technology offers improved content reuse. To compete effectively, language translation companies need to obtain translation in an accurate, timely, and cost effective manner. With advances in content management and the growth of the internet, providers also need to integrate their multilingual content with other enterprise systems to establish a cohesive single repository of global content.

Content is no longer monolingual content; it is multilingual. Industry and general business analysts have indicated that a more integrated solution, often referred to as the Global Content Lifecycle, will be required to be successful in the future for both global enterprises and for the LSPs that support them. As a result, language translation is no longer likely to be treated as an afterthought in the globalization process, but rather as an integral part of an enterprise system. Further, as the annual spending by multinational companies for language translation solutions accelerates over the next several years, we believe a more technology-based solution will be required to keep pace with the rate of growth in the amount of content and increasingly sophisticated content management solutions.

Market Size

Research completed by Common Sense Advisory (“CSA”) confirms that the language translation market continues to grow. According to CSA’s research, the worldwide cost of global multilingual content delivery in 2012 was $33 billion and is expected to reach $40 billion by 2015.

The LSP network is extremely fragmented. Approximately two-thirds of the total provider universe employs fewer than five employees. The market consists largely of traditional LSPs, meaning that these language service providers are very good at providing language translation service, but do not necessarily offer technological solutions, which are becoming more and more vital.

The top 100 providers based on revenue accounted for 12% of the total market opportunity at December 31, 2012. In the latest CSA survey, based on 2012 revenue, Sajan is ranked as the 40th largest provider in the world and 7th largest in North America.

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LSPs with a worldwide presence also have a distinct advantage in their ability to provide 24 by 7 services to their international customers. According to CSA’s 2012 market research, the breakdown of language services revenue by geographical region is as follows:

Language Service Revenue
Africa, Latin America, and Oceania, 4%
Asia, 11%
North America, 36%
Europe, 49%

The ability of a traditional LSP to compete is growing more challenging. While demand for the service is forecasted to be rising, the buyers currently are demanding that providers hold or reduce prices. Without technological differentiation, traditional LSPs will continue to operate at a severe disadvantage in their ability to manage the cost of their delivered service. Just as importantly they will be challenged to integrate their solutions with content management systems and other enterprise class business systems used by their customers.

We believe the fragmented nature of LSPs combined with the growing importance of technology creates an opportunity to expand our business through strategic acquisitions of LSPs that have important customer relationships but lack the scale or technology to provide the language solutions the market demands. We have and will continue to evaluate potential acquisition targets that fit into our business model.

Competition

The global multilingual content delivery market is highly competitive and highly fragmented with numerous existing competitors. We believe the principal competitive factors in providing language translation solutions consist of the ability to provide a comprehensive solution to customers, infrastructure that supports cost effective and high quality delivery to customers, project management expertise, quality, speed of service delivery and corporate reputation. We believe that Sajan competes favorably with respect to these factors and that we have developed a strong reputation in our industry.

Categorically speaking, the LSP component is much larger than the technology provider component. As noted previously, we believe that the technology component will rise in coming years as demand rises and the language service model strains as it grows. The competitive market is made up of LSPs who emphasize only a service solution, Language Technology providers who offer a variety of tools ranging from workflow automation, project management and database applications and lastly, like Sajan, those companies that provide a blend of both.

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As previously stated, the top 100 providers accounted for approximately 12% of the total market opportunity at December 31, 2012. The level of fragmentation and small concentration of larger providers gives some insight into the broader market’s ability to innovate. In most cases, this larger by quantity, smaller by revenue market segment does not produce the revenue and profit for adequate investment in technology or other forms of innovation. In the face of rising demand, we believe this lack of investment in technology will prove to be a long-term challenge and foster further market consolidation.

We believe that only a very small number of the largest LSPs, such as SDL, Transperfect and Lionbridge, provide legitimate full featured technology offerings and the breadth of solution to meet the larger, more complex buyer.

Pure technology companies such as XTM International, MemoQ, Across and Smartling provide both the end customer and other LSPs a variety of technology solutions. A challenge that each of these companies face is that many buyers require more than a tool to address one particular area of the process. Two things weigh on this: (1) a technology solution must be broad enough to address an enterprise customer’s needs, and (2) the market for the technology is limited to those customers that have the staff to consider language translation as a core company competency.

We believe that Sajan is well positioned and is unique when compared to those companies noted above. Sajan offers a complete solution and our Transplicity platform spans the full spectrum of business processes. This means that customers will not have to adapt or integrate disparate technologies. Sajan’s patented contextual indexing technology enables Sajan to perform in a superior manner by providing customers with reuse of words, speed and quality.

Marketing and Sales

Substantially all of our revenues have been generated through our internal direct sales force and the efforts of our senior management team. As of May 6, 2014, we had 9 marketing professionals, 10 direct sales professionals in the United States and Europe, and 3 employees in our professional service group.

Our sales force has developed valuable customer relationships. Our sales approach involves planning for a customer organization’s unique ongoing requirements, including future versions of products and ongoing support, maintenance and training related to both technology products and content. We believe that tailoring our solutions to the customer’s preference results in gaining a larger portion of their language translation business.

Customers

All of our customers sell products outside the United States and require content such as warnings, instructions, directions, and other information to be translated into a number of languages. Although our services fit the needs of businesses of all sizes, our customers are predominantly Fortune 1000 companies in the technology, medical, industrial, and manufacturing sectors. Most of our customers are located in the United States. We anticipate that the percentage of our customers located outside of the United States will increase as we expand our sales efforts and as Sajan hires additional sales personnel.

Our relationships with our customers are generally governed by master service agreements, statements of work, or similar documents that provide technical instructions and terms and conditions for service, but do not include minimum purchase commitments or similar requirements of our customers. As a result, we do not generally consider contracts with our customers, including our largest customers, to be material to our business.

Major Customers

We derive a significant portion of our revenues from a limited number of large customers. In the first quarter of 2014 and the 2013 fiscal year, respectively, IBM accounted for 12% and 16% of our revenue. In 2012, IBM and CISCO accounted for 18% and 11% of our revenues, respectively. On a combined basis, 50% of our revenue in 2013 and 57% of our revenue in 2012 came from our ten largest customers.

Geographic Areas of Operations

We generate revenues worldwide. In 2013, 68% of our revenues were generated within the United States and 32% were generated internationally. Currently, our largest international market is Spain, which accounted for 30% of our international revenues.

Intellectual Property

The development, utilization, and protection of technology are an important component of our overall operating strategy. We have a patent from the U.S. Patent and Trademark Office covering aspects of our Transplicity solution which expires in 2021. We have not filed any applications for patent protection in any country other than the United States. As a result, we do not and will not have the right to enforce our rights under our United States patent in any foreign country, or to prevent others in foreign countries from utilizing our proprietary technology covered by that patent. We may apply for patent protection on our future technology developments to the extent we believe such protection is available and economically warranted. Despite these efforts, others could independently develop technology that is similar to our technology or offer or sell products or services in foreign countries that use our technology.

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We have registered and use domain names sajan.com, authoringcoach.com, and sajansoftware.com. We use, or intend to use, and claim rights to various trade names and trademarks to identify our language translation services and products. We have obtained a registered U.S. mark for the Sajan logo. We also use and claim rights to the “Sajan™”, “GCMS™”, “Transplicity™”, “X-Content Integration™”, “TMate™”, and “Authoring Coach™” marks.

We intend to protect our intellectual property to the extent such protection is warranted. In addition to efforts to obtain patent and trademark rights, we rely on a combination of trade secret, license, non-disclosure and other contractual agreements and copyright laws to protect our intellectual property rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees and contractors, and limit access to and distribution of our proprietary information. These arrangements may not be adequate to deter misappropriation of our proprietary information and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Research and Development

Our research and development occurs at our offices in River Falls, Wisconsin and Dublin, Ireland. We spent $923,000 in 2013 and $1,097,000 in 2012 on research and development. In addition, we capitalized $242,000 in 2013 and $300,000 in 2012 of costs related to software development activities. Research and development expenses consist primarily of wages and benefits for product strategy and development personnel. We have focused our research and development efforts on the industrialization of the Transplicity platform and its component modules for use by the various participants involved in the content globalization process. Functional development has focused on improving ease of use, functionality, scalability and efficiency of Translation Memory processing.

Seasonality

Our business is affected by seasonality as a result of the spending cycles of our customers. This seasonality results from customers seeking translation solutions prior to mid-year and year end product launches. As a result, our second and fourth fiscal quarters have historically produced greater revenue than our first and third fiscal quarters. We believe that the seasonality we have experienced is customer-specific and expect that the impact of seasonality will be reduced as we expand our customer base.

Employees

As of May 6, 2014, we had 111 full-time employees. Our employees include software development engineers, project managers, language specialists, as well as sales and marketing, quality assurance and administrative team members. We have 78 employees in our River Falls, Wisconsin office, 3 employees that work from their home offices in the United States, 15 employees in our Dublin, Ireland office, 2 employees that work from their home offices in France, 10 employees in our Madrid, Spain office and 3 employees in our Singapore office. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good. In addition, we utilize the services of approximately 3,500 human translators, all of whom are independent contractors, and utilize consultants to perform short-term project-based services, which is a more cost-effective strategy than hiring additional full-time employees.

Legal Proceedings

We may be subject to legal actions, proceedings and claims in the ordinary course of business. As of the date of this prospectus, management is not aware of any undisclosed actual or threatened litigation that would have a material adverse effect on our financial condition or results of operations.

Corporate Background

Sajan is a Delaware corporation that was originally incorporated as MathStar, Inc. Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated January 8, 2010, by and among MathStar, Inc., a publicly held Delaware corporation, incorporated in June 2005, Sajan, Inc. a privately held Minnesota corporation; Garuda Acquisition, LLC, a wholly-owned subsidiary of MathStar; and Thomas Magne, solely in his capacity as agent for the holders of common stock of Sajan, Inc., Sajan, Inc. was merged with and into Garuda Acquisition, LLC, (the “Merger”). Garuda Acquisition, LLC (“Garuda”) was the surviving entity in the Merger and subsequently changed its name to Sajan, LLC. As a result of the Merger, Sajan became a wholly-owned subsidiary of MathStar. MathStar continued the business of Sajan and began operating as a provider of language translation technology and service under the Sajan, Inc. name. The Merger was closed and effective on February 23, 2010.

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Description of Property

Our primary operations are based in River Falls, Wisconsin, which is located approximately 30 miles east of Minneapolis, Minnesota. During 2013, we leased approximately 20,000 square feet of office space from River Valley Business Center, LLC (“RVBC”) under three leases, which expire in January 2017. Rent for these facilities was $344,000 in 2013. RVBC is a “related person” as defined in Item 404 of Regulation S-K promulgated by the SEC because it is controlled by Shannon and Angela Zimmerman, each of whom is an executive officer and a director of the Company.

Sajan Software leases approximately 3,000 square feet of office space in Dublin, Ireland. Sajan Spain leases approximately 1,000 square feet of office space in Madrid, Spain. Sajan Singapore leases approximately 600 square feet of space in Singapore, Singapore. In 2013, combined rents for these facilities were $117,000. We believe all of our facilities are suitable and adequate for current operating needs.

MANAGEMENT AND BOARD OF DIRECTORS

Directors and Executive Officers

The following table lists our executive officers and directors and their respective ages and positions as of the date of this prospectus:

Name	Age	Positions
Shannon Zimmerman	42	Chairman of the Board, President and Chief Executive Officer

Angela (Angel) Zimmerman	41	Director, Chief Operating Officer

Thomas P. Skiba	58	Chief Financial Officer

Benjamin F. Allen	49	Director, Chairman of the Compensation Committee; member of the Audit and Governance and Nominating Committees

Michael W. Rogers	57	Lead Independent Director, Chairman of the Governance and Nominating Committee; member of the Audit and Compensation Committees

Benno G. Sand	58	Director, Chairman of the Audit Committee, member of the Compensation and Governance and Nominating Committees

Biographical information about our directors and executive officers follows:

Shannon Zimmerman. Mr. Zimmerman became the Company’s President, Chief Executive Officer and Chairman on February 23, 2010, and continues to hold these positions. Mr. Zimmerman served from August 2012 until August 2013 as our Chief Financial Officer. He co-founded Sajan’s predecessor in 1998 along with Angela Zimmerman, and served as its Chairman and Chief Executive Officer from its inception until February 23, 2010. Mr. Zimmerman is the spouse of Angela Zimmerman. Mr. Zimmerman has served in technology-focused and strategic business leadership roles in the telecommunications, healthcare, manufacturing and service industries.

The Board believes that Mr. Zimmerman’s experience as Chief Executive Officer and co-founder of pre-Merger Sajan, as well as his prior technology-focused and leadership experience in the telecommunication, healthcare, manufacturing and service industries, gives him unique insights into the Company’s challenges, opportunities and operations, which qualifies him to serve as a director of the Company.

Thomas P. Skiba. Mr. Skiba was appointed as Sajan’s Chief Financial Officer on August 26, 2013. From September 2011 through September 2012, Mr. Skiba was a Senior Vice President and the Chief Financial Officer of Regency Beauty Institute, a nationally recognized cosmetology education provider. Mr. Skiba also served as the Chief Financial Officer of Kroll Ontrack, a provider of data recovery, electronic discovery, and computer forensics services and software, from May 1996 through July 2011. Mr. Skiba holds a B.S. in Accounting from St. Joseph’s College in Indiana.

Angela (Angel) Zimmerman. Ms. Zimmerman became the Company’s Chief Operating Officer and a director on February 23, 2010. She co-founded Sajan’s predecessor in 1998, and served as its President, Chief Operating Officer, Treasurer and a director from inception until February 23, 2010. While serving in that capacity, Ms. Zimmerman analyzed and developed the Company’s global language business model. She also introduced the ISO quality certification process and oversaw the initial ISO 9000 certification. In her position as COO, Ms. Zimmerman is responsible for continual analysis of the global language business model and adapting the model to meet the growing needs and demands of a global economic environment. She also develops strategies related to international and domestic expansion and integrates those new locations into the Company’s global language service model. She is also responsible to establish quality and customer satisfaction levels and to continuously monitor the Company’s level of service excellence. Additionally, Ms. Zimmerman manages and oversees the qualifications of over 2,000 independent translators used by Sajan. Ms. Zimmerman is the spouse of Shannon Zimmerman.

The Board believes Ms. Zimmerman’s experience as Chief Operating Officer and co-founder of pre-Merger Sajan and her expertise in service level quality gives her unique insights into the Company’s challenges, opportunities and operations, which qualifies her to serve as a director of the Company.

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Benjamin F. Allen. Mr. Allen has been a Director of the Company since April 4, 2011. Mr. Allen is currently president of Marsh & McLennan Agency, LLC, and was formerly president and chief executive officer of Kroll, Inc., an operating unit of Marsh & McLennan Companies, Inc., the global professional services firm, until it was sold by Marsh & McLennan in August 2010.   Mr. Allen was responsible for the strategic direction and day-to-day operations of Kroll’s global business. Prior to his appointment as CEO of Kroll, Inc. in March 2008, Mr. Allen served as chief operating officer of Kroll. From 2002 until being named COO in 2007, he was president of Kroll Ontrack, Kroll’s legal technologies and data recovery subsidiary. Prior to Kroll’s acquisition of Ontrack, Mr. Allen served as president and CEO of Ontrack Data International, Inc.  Preceding his appointment as president and CEO, he served in several other international roles for Ontrack, including chief operating officer and general manager of the U.K. and France offices. Mr. Allen also currently serves on the Boards of H5, a provider of E-discovery and technology-assisted review, and Toutatis Aztec Solutions, LLC, an IT solutions service provider.

Mr. Allen provides the Board with extensive global operations and expansion expertise, as well as substantial experience with technology oriented sales and marketing operations, capital markets and mergers and acquisitions, which makes him uniquely qualified to serve as a director of the Company.

Michael W. Rogers. Mr. Rogers became a Director of the Company on February 23, 2010. He served as a member of the Board of Directors of Sajan’s predecessor from April 2006 until February 23, 2010. He is currently a Senior Management Consultant to entrepreneurs of emerging companies in the computer software industry and has worked in this capacity since 2002. From March 2002 until 2006, he served as a consultant to several early-stage technology companies. In 1985, Mr. Rogers founded Ontrack Data International, Inc., a once publicly-held provider of computer data recovery services and electronic discovery services located in Eden Prairie, Minnesota, which was acquired by Kroll, Inc. in May 2002. He served as Chief Executive Officer of Ontrack Data International, Inc. from 1986 to 2001, and as Chairman from 1989 to 2002. During his tenure with Ontrack Data International, Inc., he identified opportunities for and successfully led the Company’s expansion into England, Japan, Germany, France and elsewhere internationally as well as within the United States. During the same period, Ontrack grew from 6 employees to over 400 employees. At the time of the merger with Kroll, Ontrack’s annual revenues exceeded $55 million.

Among other attributes, skills, and qualifications, the Board believes Mr. Rogers is qualified to serve as a director in light of the entrepreneurial experience he brings to the Board in early-stage technology companies and due to his expertise in transitioning companies from single location entities to global enterprises.

Benno G. Sand. Mr. Sand has been a Director of the Company since August 2001. Until October 2013, he was Executive Vice President, Business Development, at TEL FSI, Inc., a global supplier of wafer-cleaning equipment and technology. From January 2000 until October 2012, when FSI International, Inc. was acquired by Tokyo Electron Ltd., he was Executive Vice President, Business Development, Investor Relations and Secretary at FSI, a global supplier of wafer-cleaning equipment and technology. During his 31 year tenure at FSI, Mr. Sand served in several executive and financial management roles, including Executive Vice President, Chief Administrative Officer, and Chief Financial Officer. He also served on the boards of several United States, Asian and European based subsidiaries of FSI, Apprecia Technology, Inc., the Company’s Japanese distributor, and other privately-held companies. Throughout his career, he has served as a director of various public and private companies and several community organizations.

Mr. Sand’s extensive knowledge of the capital markets, corporate governance, mergers and acquisitions and accounting issues from his 31 year career at FSI and experience as a board member of other public and private companies qualifies him to be a director of our board and brings to our board the perspective of a leader facing a similar set of current external economic, social and governance issues.

Board of Directors

Our Board currently has five members. Under our corporate bylaws, a director elected for an indefinite term serves until the next regular meeting of the stockholders and until the director’s successor is elected, or until the earlier death, resignation or removal of the director.

The Board has determined that Benjamin F. Allen, Michael W. Rogers, and Benno G. Sand are independent directors under the Nasdaq Stock Market Rules. Presently, we are not required to comply with the director independence requirements of any securities exchange. However, we intend to apply to list our common stock on the Nasdaq Capital Market or NYSE MKT. We do not currently anticipate making any changes to the composition of our Board as part of the process of applying to list our common stock on the Nasdaq Capital Market or NYSE MKT in order to comply with the director independence and other corporate governance requirements of the Nasdaq Stock Market or NYSE MKT listing standards.

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Board Leadership Structure

Mr. Zimmerman serves as the Chairman of the Board. Mr. Zimmerman is also the Company’s President and Chief Executive Officer. The Board of Directors believes this leadership structure is appropriate given Mr. Zimmerman’s extensive knowledge of Sajan and the language translation industry, and because this combination has served, and is serving, Sajan well by providing unified leadership and direction. In order to ensure independent oversight and a strong corporate governance structure, the Board of Directors has also appointed Michael Rogers as Lead Independent Director. The responsibilities of the Lead Independent Director include presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and serving as principal liaison of Board-wide issues between the independent directors and the Company’s management, including the Chairman. The Board of Directors periodically reviews its leadership structure in order to ensure the most appropriate governance in light of the Company’s then-current circumstances.

Family Relationships

Shannon Zimmerman, the Company’s Chief Executive Officer and Angel Zimmerman, the Company’s Chief Operating Officer are spouses. The Chief Operating Officer reports directly to the Chief Executive Officer.

Executive Compensation

The following table summarizes the compensation for fiscal 2013 and 2012 of Sajan’s chief executive officer and the next two most highly compensated executive officers.

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Summary Compensation Table

			Option	Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards (1)	Compensation	Compensation		Total
Shannon Zimmerman	2013	$185,000	$-	$17,855	$14,372	(2)	$217,227
President and Chief Executive Officer, Chief Financial Officer (from 8/16/12 to 8/26/13)	2012	$185,000	$-	$-	$12,230	(3)	$197,230
Thomas P. Skiba (4) Chief Financial Officer (beginning August 26, 2013)	2013	$59,383	$247,600	$11,711	$770	(5)	$319,464
Angela Zimmerman	2013	$158,340	$-	$10,238	$9,154	(6)	$177,732
Chief Operating Officer	2012	$149,500	$-	$-	$7,060	(7)	$156,560

(1)	Reflects the aggregate full grant date value as determined under ASC Topic 718 – Compensation – Stock Compensation. Refer to “Note 2 – Stock-Based Compensation” in the audited financial statements included in this Prospectus for a discussion of the assumptions used in calculating the award amount.

(2)	Figure includes $7,092 in employer-paid retirement contributions and $7,280 for benefits, which includes health insurance coverage for Ms. Zimmerman.

(3)	Figure includes $5,550 in employer-paid retirement contributions and $6,680 for benefits, which includes health insurance coverage for Ms. Zimmerman.

(4)	Mr. Skiba became Chief Financial Officer on August 26, 2013.

(5)	Figure includes $0 in employer-paid retirement contributions and $770 in benefits.

(6)	Figure includes $6,074 in employer-paid retirement contributions and $3,080 in benefits.

(7)	Figure includes $3,380 in employer-paid retirement contributions and $3,680 in benefits.

Outstanding Equity Awards at Fiscal Year End 2013

There were no unexercised options that were held at December 31, 2013 by either Shannon or Angela Zimmerman.

		OPTION AWARDS
Name and Position	Grant Date	Number of Securities Underlying Unexercised Options, Number Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Thomas P. Skiba, Chief Financial Officer	8/29/2013	62,500	$5.12	8/29/2023

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Employee Benefit Plans

2014 Equity Incentive Plan. Our Board has adopted and our stockholders have approved a 2014 Equity Incentive Plan. This plan allows our Board of Directors, or a committee of the Board, to grant awards to our employees (including our named executive officers), directors, or consultants of the Company and its affiliates. The awards may take the form of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, performance awards, stock appreciation rights. There are 367,500 shares of Company common stock reserved for issuance under the 2014 Equity Incentive Plan.

Retirement Savings Plans. Sajan maintains an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. At the discretion of the Board of Directors, the Company may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees, including our named executive officers. The Company will make matching contributions equal to each participant’s contribution, up to a maximum matching contribution of 4% of each participant’s compensation. For the year ended December 31, 2013, the Company’s matching contributions totaled $174,735.

2013 Annual Incentive Plan. On March 28, 2013, the Compensation Committee approved an Executive Incentive Plan for fiscal 2013, covering the Chief Executive Officer and the Chief Operating Officer. Effective October 1, 2013, the Compensation Committee and the Board of Directors of the Company approved the 2013 Annual Incentive Plan (the “Plan”) as a replacement for the Executive Incentive Plan. The Plan covered the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, senior managers and certain other eligible employees. The aggregate amount available for distribution under the Plan was based on the Company’s achievement of actual Adjusted EBITDA for the fourth quarter of fiscal year 2013 in excess of budgeted Adjusted EBITDA for the same quarter. Under the Plan, the Chief Executive Officer was eligible to earn incentive compensation of up to 75% of his compensation for the fourth quarter of fiscal year 2013 and both the Chief Operating Officer and Chief Financial Officer were eligible to earn incentive compensation of up to 50% of their compensation for the same quarter. The amount earned by the Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer pursuant to the Plan was $17,855, $11,711 and $10,238 respectively, which amounts were paid in 2014.

2014 Short-Term Incentive Plan. On March 27, 2014, the Compensation Committee approved the Sajan 2014 Short-Term Incentive Plan (the “Plan”), covering all Sajan employees, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. The aggregate amount available for quarterly distribution under the Plan will be based on the Company’s 2014 quarterly actual adjusted EBITDA. Amounts paid under the Plan will be determined by specific targets and other metrics determined by the Compensation Committee. Any payout under the plan will be allocated to employees based on each employee’s individual maximum bonus opportunity.

Employment and Change-in-Control Agreements

Under the employment agreement between Shannon Zimmerman and Sajan, dated May 19, 2006, as amended February 1, 2010, Mr. Zimmerman,receives an annual base salary of $185,000. The employment agreement requires us to continue to pay Mr. Zimmerman, as severance, his then-current annual salary for a period of 12 months following termination of employment by the Company other than for cause or upon termination of employment by the employee for the Company’s breach. The employment agreement contains confidentiality, invention assignment, non-solicitation and non-competition provisions.

Under the employment agreement, between Angela Zimmerman and Sajan, dated May 19, 2006, as amended February 1, 2010, Ms. Zimmerman initially received an annual base salary of $110,000. Ms. Zimmerman’s annual base salary was subsequently increased by the Board, and is currently set at an annual base salary of $159,120. The employment agreement requires us to continue to pay Ms. Zimmerman, as severance, her then-current annual salary for a period of 12 months following termination of employment by the Company other than for cause or upon termination of employment by the employee for the Company’s breach. The employment agreement contains confidentiality, invention assignment, non-solicitation and non-competition provisions.

On August 20, 2013, the Company entered into an employment agreement with Tom Skiba. Under the employment agreement, Mr. Skiba receives an annual base salary of $182,000. Mr. Skiba will be eligible to receive bonus payments from time to time, in an amount determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors. In addition, Mr. Skiba was granted stock options to purchase 62,500 shares of the Company’s common stock pursuant to the Company’s 2004 Amended and Restated Long-Term Incentive Plan. The stock options will be exercisable at 100% of the fair market value of the Company’s common stock on the date of grant, will vest in equal installments on September 1, 2014, 2015, 2016 and 2017 and expire 10 years from the date of the grant. Upon a Change of Control (as such term is defined in the 2004 Amended and Restated Long-Term Incentive Plan), all unvested stock options will become vested. Under the employment agreement, Mr. Skiba is subject to traditional confidentiality, non-competition and employee non-solicitation restrictions during the term of his employment with the Company and for one year following his termination of employment with the Company for any reason. The employment agreement may be terminated by either party upon three months’ written notice. In the event the Company terminates Mr. Skiba’s employment for any reason not constituting Cause or Mr. Skiba terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), the Company will pay his base salary through the date of termination and will provide the following benefits: (i) severance pay equal to six months of his ending base salary and (ii) immediate vesting of all stock options that are due to be vested within six months from the date of termination.

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Director Compensation

During fiscal year 2013, Sajan’s non-employee directors received a cash retainer of $2,000 per quarter. Beginning April 1, 2014, Sajan’s non-employee directors are paid a cash retainer of $2,500 per quarter. Each of the chairpersons of the Audit Committee, Compensation Committee and Governance and Nominating Committee also receive an additional $1,500 annually.

Under the 2004 Incentive Plan, non-employee directors automatically received an option to purchase 1,250 shares of the Company’s common stock when they were initially elected or appointed to our Board of Directors, which vested as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they are directors of the Company.  Non-employee directors also automatically received an option to purchase 1,250 shares at each Annual Meeting of Shareholders which vested as to all of the shares subject to the option ratably over 11 months following the date of grant of the option.  The exercise price of these options is equal to the closing price of the Company’s common stock on the grant date of the option, and all options expire 10 years after the date of grant. Under the automatic grant provisions of the 2004 Incentive Plan, on June 13, 2013, Mr. Sand, Mr. Rogers and Mr. Allen each received a 10-year option to purchase 1,250 shares at an exercise price of $3.20 per share.

Under the 2014 Incentive Plan, non-employee directors will automatically receive an option to purchase 3,750 shares of the Company’s common stock when they are initially elected or appointed to our Board of Directors, which vests as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they were then directors of the Company.  Non-employee directors will also automatically receive an option to purchase 2,500 shares at each Annual Meeting of Shareholders which vests as to all of the shares subject to the option ratably over 11 months following the date of grant of the option.  The exercise price of these options is equal to the fair market value of the Company’s common stock on the grant date of the option, and all options expire 10 years after the date of grant.

The table below delineates director compensation for the Board of Directors for the year ended December 31, 2013. Compensation received by the Chief Executive Officer, Mr. Zimmerman, and the Chief Operating Officer, Ms. Zimmerman, is included in the respective executive compensation tables above. Neither Mr. nor Ms. Zimmerman was compensated for their services as a director.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Benno G. Sand	$9,500	$3,012	$12,512

Michael Rogers	$9,500	$3,012	$12,512

Richard C. Perkins (through 6/12/13)	$4,000	$0	$4,000

Kris Tufto (through 6/12/13)	$4,000	$0	$4,000

Benjamin F. Allen	$9,500	$3,012	$12,512

(1)	The amounts shown for option awards reflect the aggregate full grant date value as determined under ASC Topic 718 – Compensation – Stock Compensation. Refer to “Note 2 – Stock-Based Compensation” in the audited financial statements included in this Prospectus for a discussion of the assumptions used in calculating the award amount. On June 13, 2013, all non-employee directors were automatically granted a 10-year option under the 2004 Incentive Plan to purchase 1,250 shares of common stock at an exercise price of $3.20 per share with a grant date fair value of $3,012. These options vest ratably over eleven months, but only if the director is then a director of the Company.

(2)	As of December 31, 2013, Mr. Sand had outstanding options to purchase 7,250 shares, which were vested as to 6,796 shares and not vested as to 454 shares; Mr. Rogers had outstanding options to purchase 6,250 shares, which were vested as to 5,796 shares and not vested as to 454 shares; and Mr. Allen had outstanding options to purchase 5,000 shares, which were vested as to 4,129 shares and not vested as to 871 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of Sajan’s common stock as of June 19, 2014 (except as otherwise indicated) by (i) each person who is known by Sajan to own beneficially more than 5% of the outstanding shares of our common stock; (ii) each director of Sajan; (iii) each named executive officer of Sajan; and (iv) all executive officers and directors as a group.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

	Common Shares Beneficially Owned Prior to this Offering(1)			Common Shares Beneficially Owned After this Offering If the Over-Allotment Option is Not Exercised (1)				Common Shares Beneficially Owned After this Offering If the Over- Allotment Option is Exercised in Full(1)
NAME AND ADDRESS	NUMBER		PERCENT	NUMBER		PERCENT		NUMBER		PERCENT
Directors and Named Executive Officers
Shannon Zimmerman(2)	657,734	(3)	16.2%	657,734	(3)	[•]	%	657,734	(3)	[•]	%
Angel Zimmerman(2)	651,484	(4)	16.0%	651,484	(4)	[•]	%	651,484	(4)	[•]	%
Thomas P. Skiba (2)	0		*	0		*		0		*
Benjamin F. Allen(2)	22,016	(5)	*	22,016	(5)	*		22,016	(5)	*
Michael W. Rogers(2)	13,504	(6)	*	13,504	(6)	*		13,504	(6)	*
Benno G. Sand(2)	8,370	(7)	*	8,370	(7)	*		8,370	(7)	*
All directors and executive officers as a group (6 individuals)	1,353,108	(8)	33.1%	1,353,108	(8)	[•]	%	1,353,108	(8)	[•]	%

* less than 1%

(1)	Based on 4,067,014 shares of common stock outstanding as of June 19, 2014. Shares of Sajan common stock not outstanding but deemed beneficially owned by virtue of a person’s right to acquire them as of June 19, 2014, or within 60 days of such date, pursuant to the exercise of outstanding stock options and warrants, are treated as outstanding only when determining the number and percentage of shares owned by such individual and when determining the number and percentage of shares owned by all directors and executive officers as a group.

(2)	The business address for this individual is c/o Sajan, 625 Whitetail Blvd., River Falls, Wisconsin 54022.

(3)	Does not include shares indirectly owned by Mr. Zimmerman through his spouse, Angel Zimmerman, which are reported in the line below.

(4)	Does not include shares indirectly owned by Ms. Zimmerman through her spouse, Shannon Zimmerman, which are reported in the line above.

(5)	Includes options to purchase 5,455 shares of common stock that are currently exercisable or will become exercisable within 60 days of June 19, 2014.

(6)	Includes 1,914 shares held indirectly by Rogers Family Limited Partnership and 1,914 shares held indirectly as co-trustee of the Michael W. Rogers Revocable Trust U/A/D 2/7/2002, and includes options to purchase 6,705 shares of common stock that are currently exercisable or will become exercisable within 60 days of June 19, 2014.

(7)	Includes options to purchase 7,705 shares of common stock that are currently exercisable or will become exercisable within 60 days of June 19, 2014.

(8)	Includes options to purchase a total of 19,864 shares of common stock. See Footnotes 5, 6 and 7 above.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sajan is a party to three office lease agreements with River Valley Business Center, LLC (“RVBC”). RVBC owns a two-story commercial office building located near River Falls, Wisconsin. RVBC is owned and operated by Shannon Zimmerman and Angel Zimmerman, both of whom are executive officers, directors and significant stockholders of Sajan. Under the terms of a lease agreement dated February 1, 2010, Sajan leases 12,000 square feet of space which comprises the entire second floor of the building, and pays monthly rent of approximately $19,000. Under the terms of a lease agreement dated February 1, 2010, Sajan leases an additional 4,100 square feet of space which comprises a portion of the first floor of the building and pays monthly rent of approximately $6,500. Under the terms of a lease agreement effective February 28, 2012, Sajan leases an additional 3,850 square feet of space which comprises a portion of the first floor of the building and pays monthly rent of approximately $5,000. All three of these leases will expire on January 31, 2017. Sajan may not assign any of the lease agreements without the prior written consent of RVBC. In the latter two lease agreements, Sajan granted RVBC a security interest in all goods, chattels, fixtures and personal property of Sajan located in the premises to secure rents and other amounts that may be due under the lease agreements. Management of Sajan believes, based on an informal assessment conducted by a commercial real estate agent familiar with commercial properties in the River Falls, Wisconsin area, that the rent paid for the leased premises is competitive with rents paid for similar commercial office space in the River Falls, Wisconsin market. The foregoing lease agreements were authorized by the disinterested members of the Board of Directors.

In February 2010, Shannon Zimmerman and Angela Zimmerman received a promissory note from Sajan in the aggregate principal amount of $1.0 million in lieu of $1.0 million of cash consideration. The interest rate on this note is 8%. This note was amended on February 22, 2011 to reflect the payment of $250,000 plus accrued interest and to extend the payment date for the remaining principal of $750,000 until August 23, 2012. On March 26, 2012, this note was again amended to extend the payment date for the $750,000 principal amount until August 23, 2013 and, on March 21, 2013, this note was again amended to further extend the payment date for the $750,000 principal amount until August 23, 2015. All other terms remain unchanged; no interest was paid during 2012 and $60,000 was paid in 2013. As of May 6, 2014, the outstanding principal on this note was $750,000 and the accrued interest was $102,000.

Lori Bechtel is the sister of Angela Zimmerman and the sister-in-law of Shannon Zimmerman, and is currently employed as the Company’s Controller. During fiscal year 2013, Ms. Bechtel earned $114,170 as base salary, $2,973 as bonus compensation, and $12,028 in employer-paid retirement contributions and benefits. Ms. Bechtel was also granted options to purchase 6,250 shares of common stock, with a grant date fair value of $17,128. During fiscal year 2012, Ms. Bechtel earned $110,000 as base salary and $10,823 in employer-paid retirement contributions and benefits.

Joe Bechtel is the husband of Lori Bechtel and the brother-in-law of Angela Zimmerman, and is currently employed as the Company’s Vice President of North American Client Services. During fiscal year 2013, Mr. Bechtel earned $132,017 as base salary, $3,397 as bonus compensation, and $8,581 in employer-paid retirement contributions and benefits. Mr. Bechtel was also granted options to purchase 6,500 shares of common stock, with a grant date fair value of $2.74 per share (5,000 shares) and $3.85 per share (1,500 shares). During fiscal year 2012, Mr. Bechtel earned $132,000 as base salary and $8,952 in employer-paid retirement contributions and benefits. Mr. Bechtel was also granted options to purchase 2,500 shares of common stock, with a grant date fair value of $6,752.

All ongoing and future transactions between us and any of our officers or directors or their respective affiliates, including loans made to the Company by our officers or directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

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DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation, as amended, authorizes us to issue 45,000,000 shares of capital stock, par value $0.01 per share, comprised of 35,000,000 shares of common stock, and 10,000,000 shares of preferred stock.

As of the date of this prospectus, we have issued and outstanding approximately:

•	[•] shares of our common stock,
•	options to purchase [•] shares of our common stock at exercise prices ranging from $[•] to $[•] per share, and
•	warrants to purchase [•] shares of our common stock at exercise prices ranging from $[•] to $[•] per share.

At our 2014 Annual Meeting of Stockholders held on June 12, 2014, our stockholders approved a proposal that granted authority to our Board to amend our Certificate of Incorporation to effect a reverse stock split in a ratio of not less than 1-for-2 and not more than 1-for-5, with the final ratio to be determined by the Board (the “Reverse Stock Split). On June 12, 2014, the Board approved the Reverse Stock Split with a ratio of 1-for-4. The Reverse Stock Split was implemented on June 16, 2014. Share information below is adjusted to reflect the effect of the Reverse Stock Split. The Reverse Stock Split resulted in each four shares of our outstanding stock automatically becoming one share, and any resulting fractional shares being cashed out at a price equal to the closing price of our stock on the effective date of the Reverse Stock Split. Although the number of outstanding shares of common stock was reduced as a result of the Reverse Stock Split , the number of authorized shares of common stock remained at 35,000,000. As a result, following the consummation of the offering and after giving effect to the Reverse Stock Split, and the sale by us of [●] shares of common stock in this offering, we expect to have [●] shares of common stock outstanding ([●] if the underwriter exercises its over-allotment option in full) and no shares of preferred stock outstanding.

Common Stock

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Holders of our common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to the declaration and payment of dividends will be made at the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of our Company, each outstanding share of common stock will be entitled to share equally in any of our assets remaining after payment of or provision for its debts and other liabilities.

Holders of our common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of our common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock.

Authority to Issue Stock

Our board of directors has the authority to issue the authorized but unissued shares of our common stock without action by the shareholders.  The issuance of such shares would reduce the percentage ownership held by current shareholders.

Preferred Stock

Our certificate of incorporation authorizes a class or classes of 10,000,000 shares of undesignated preferred stock, of which no shares have been issued or are outstanding. Our board of directors is and will be authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof, and to issue any such shares. Our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and that may have the effect of delaying, deferring or preventing a change in control of our Company, provided that the number of issued shares of preferred stock would not exceed the maximum number authorized in our certificate of incorporation as so amended.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Trading of Securities

Our common stock is currently quoted on the OTCQB Marketplace under the symbol “SAJA.” We intend to apply to list our common stock on the Nasdaq Capital Market or NYSE MKT under the symbol “SAJA.” There is no guarantee the Nasdaq Capital Market or NYSE MKT will accept our application and no guarantee that our common stock will be listed on the Nasdaq Capital Market or NYSE MKT.

Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our Company. These provisions are as follows:

•	they provide that special meetings of stockholders may be called only by the Chairman, the Chief Executive Officer, the President, or the board of directors; and

•	they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who (i) owns 15% or more of the voting stock of a corporation, or (ii) is any affiliate or associate of a corporation and who, within three years prior, did own 15% or more of the voting stock of that corporation, and, in each case, the affiliates and associates of such person.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

50

Our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities to the fullest extent authorized by the Delaware General Corporation Law.

In addition, pursuant to our bylaws, we will indemnify our officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities as provided in our certificate of incorporation. Additionally, the indemnification provided by the Delaware General Corporation Law and our certificate of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person. Finally, we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sajan, or is or was serving at the request of Sajan as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provisions of our bylaws.

SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes equity securities authorized for issuance under our equity compensation plan as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in First column)
Equity compensation plans approved by stockholders (1)	372,606	$4.96	177,394
Equity compensation plans not approved by stockholders	-	N/A	-
Total	372,606	$4.96	177,394

(1) Consists of the 2004 Incentive Plan. At our Annual Meeting of Stockholders held on June 12, 2014, our stockholders approved on 2014 Equity Incentive Plan, under which 375,000 shares of Company common stock will be reserved for issuance. No additional awards will be granted pursuant to the 2004 Incentive Plan as a result of approval of the 2014 Equity Incentive Plan.

(2) Warrants to purchase 44,017 shares of Company common stock also remain outstanding. These warrants were not issued as part of an equity compensation plan and are not reflected in this table.

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UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased.

Underwriter	Number of Shares

Dougherty & Company LLC

The underwriter has advised us that it proposes to offer the shares to the public at the price per share listed on the cover of this prospectus. The underwriter proposes to offer the shares to certain dealers at the same price less a concession of not more than $ per share. The underwriter may allow and the dealers may re-allow a concession of not more than $ per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriter.

We have granted to the underwriter an option to purchase up to an additional shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover overallotments, if any.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to reimburse the underwriter for its reasonable out-of-pocket accountable fees and expenses in connection with this offering, up to a maximum of $ [ •]. The fees and expenses are estimated to be $ [•]. We also granted the underwriter a right of first refusal to act, at a minimum, as a co-manager and/or co-placement agent with at least 50.0% of the gross economics for any and all future public or private equity or debt offerings whereby we utilize an investment banking firm. This right of first refusal will be effective only for the twelve-month period following the effective date of this offering. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

	Total with no over-allotment	Total, with over-allotment
Underwriting discount to be paid to the underwriters by us

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be $ . These expenses are payable by us.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Subject to specified exceptions, we and each of our directors and executive officers have agreed not, without the prior written consent of the underwriter, to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

•	otherwise dispose of any common stock, options or warrants to acquire common stock, or securities exchangeable or exercisable for or convertible into common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

This restriction terminates after the close of trading of the common stock on and including the 180 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

52

then in either case the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless the underwriter waives, in writing, such an extension. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriter may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the overallotment option granted to the underwriter. In addition, the underwriter may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or NYSE MKT, whichever exchange the Company’s common stock is listed, or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter (and selling group members) may also engage in passive market making transactions in the common stock on the Nasdaq Capital Market or NYSE MKT, whichever exchange the Company’s common stock is listed. Passive market making consists of displaying bids on the Nasdaq Capital Market or NYSE MKT, whichever exchange the Company’s common stock is listed, limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

Affiliations

The underwriter or its affiliates from time to time may in the future provide investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The underwriter and its affiliates, as applicable, will receive customary compensation and reimbursement of expenses in connection with such services.

Determination of Offering Price

Prior to the offering, there has been a limited public market for our common stock on the OTCQB Marketplace. The shares of common stock are being offered in anticipation of a more active secondary trading market, as we intend to apply to have our common stock listed on the Nasdaq Capital Market or NYSE MKT. Consequently, the public offering price for our common stock will be determined by negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that a more active trading market for the common stock will develop and continue after the offering.

Listing

We intend to apply to have our common stock approved for listing on the Nasdaq Capital Market or NYSE MKT under the trading symbol “SAJA.” Our common stock is currently traded on the OTCQB Marketplace under the symbol “SAJA”.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.sajan.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility on official business days during the hours of 10:00 a.m. to 3:00 p.m. at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

LEGAL MATTERS

Fredrikson & Byron, P.A., Minneapolis, Minnesota, will pass upon the validity of our shares of common stock offered by this prospectus on behalf of the Company. Certain legal matters in connection with this offering will be passed upon for the underwriters by Maslon Edelman Borman & Brand, LLP.

EXPERTS

The financial statements as of December 31, 2013 and 2012, and for the years then ended have been so included in reliance on the report of Baker Tilly Virchow Krause LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

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F-1

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2014 and December 31, 2013

(in thousands except per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,205	$1,364
Accounts receivable, net of allowance	3,926	3,810

Unbilled services	1,203	1,197
Prepaid expenses and other current assets	522	431
Total current assets	6,856	6,802

Property and equipment, net	969	1,000

Other assets:
Intangible assets, net	385	446
Capitalized software development costs, net	348	393
Other assets	24	17
Total other assets	757	856

Total assets	$8,582	$8,658

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	2,988	2,555
Accrued interest – related party	96	111
Accrued compensation and benefits	712	848
Accrued liabilities	158	195
Current portion of capital lease obligations	187	185
Deferred revenue and customer prepayments	1,489	1,423
Total current liabilities	5,630	5,317

Commitments and contingencies

Long-term liabilities:
Capital lease obligations, net of current portion	46	93
Note payable – related party	750	750
Total long-term liabilities	796	843
Total liabilities	6,426	6,160

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized and no shares issued and outstanding	-	-
Common stock, $.01 par value, 35,000 shares authorized; 4,067 shares issued and outstanding	41	41
Additional paid-in capital	7,401	7,337
Accumulated deficit	(5,091)	(4,691)
Foreign currency adjustment	(195)	(189)
Total stockholders’ equity	2,156	2,498
Total liabilities and stockholders’ equity	$8,582	$8,658

 See notes to unaudited condensed consolidated financial statements.

F-2

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

for the three months ended March 31, 2014 and March 31, 2013

(amounts in thousands except per share data)

(unaudited)

	Three months ended March 31,
	2014	2013

Revenue from translation and consulting services	$6,154	$5,524

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	3,939	3,413
Sales and marketing	774	745
Research and development	460	172
General and administrative	1,098	949
Depreciation and amortization	241	188
Total operating expenses	6,512	5,467

(Loss) income from operations	(358)	57

Other income (expense):
Interest expense	(23)	(29)
Foreign currency transaction gain	1	1
Total other (expense), net	(22)	(28)

(Loss) income before income taxes	(380)	29

Income tax expense	20	13

Net (loss) income	(400)	16
Effect of foreign currency translation adjustments	(6)	(52)

Comprehensive loss	$(406)	$(36)

(Loss) income per common share – basic & diluted	$(0.10)	$0.00

Weighted average shares outstanding – basic	4,067	4,067
Weighted average shares outstanding – diluted	4,067	4,106

See notes to unaudited condensed consolidated financial statements.

F-3

Sajan, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

for the three months ended March 31, 2014 and March 31, 2013

(amounts in thousands)

(unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(400)	$16
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	135	82
Amortization	106	106
Stock-based compensation expense	64	49

Changes in operating assets and liabilities:
Accounts receivable	(116)	(376)
Unbilled services	(6)	(192)
Prepaid expenses and other current assets	(91)	(157)
Other assets	(7)	1
Increase (decrease) in current liabilities:
Accounts payable	433	222
Accrued liabilities	(37)	14
Accrued interest-related party	(15)	15
Accrued compensation and benefits	(136)	(14)
Deferred revenue and customer prepayments	66	505
Net cash flows (used in) provided by operating activities	(4)	271

Cash flows from investing activities:

Purchases of property and equipment	(104)	(72)
Capitalized software development costs	-	(148)
Net cash flows used in investing activities	(104)	(220)

Cash flows from financing activities:
Payments on capital lease obligations	(45)	(7)
Net cash flows used in financing activities	(45)	(7)

Net (decrease) increase in cash and cash equivalents	(153)	44

Effect of exchange rate changes in cash	(6)	(52)

Cash and cash equivalents – beginning of period	1,364	893

Cash and cash equivalents – end of period	$1,205	885

Cash paid for taxes	$16	$11
Cash paid for interest including loan fees	$38	$14

F-4

Sajan, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Amounts in thousands except per share data

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business / Basis of Presentation

Sajan, Inc. (the “Company” or “Sajan”), a Delaware corporation, provides language translation services and technology solutions to companies located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, and retail industries that are selling products into global markets. The Company is located in River Falls, Wisconsin and has active, wholly-owned subsidiaries in the following countries:

•	Ireland – Sajan Software Ltd.

•	Spain – Sajan Spain S.L.A.

•	Singapore – Sajan Singapore Pte. Ltd.

•	Brazil – Sajan do Brasil Traduções Ltda.

Interim Financial Information

The condensed consolidated balance sheet as of December 31, 2013, which has been derived from audited consolidated financial statements, and the unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or any other period. The accompanying consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company, and notes thereto, contained in this Prospectus.  The financial information furnished in this report is unaudited and reflects all adjustments which are normal recurring adjustments and, which in the opinion of management, are necessary to fairly present the results of the interim periods presented in order to make the consolidated financial statements not misleading.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Sajan, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities and/or market-consistent interest rates.

Accounts Receivable

The Company extends unsecured credit to customers in the normal course of business. The Company provides an allowance for doubtful accounts when appropriate, the amount of which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions on an individual customer basis. Normal accounts receivable are due 30 days after issuance of the invoice. Receivables are written off only after all collection attempts have failed, and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable have been reduced by an allowance for uncollectible accounts of $15 at both March 31, 2014 and December 31, 2013. Management believes all accounts receivable in excess of the allowance are fully collectible. The Company does not accrue interest on accounts receivable.

Reverse Stock Split

At our 2014 Annual Meeting of Shareholders held on June 12, 2014, our shareholders approved a proposal granting our Board of Directors authority to effect a reverse stock split. On June 12, 2014 the Board approved a reverse stock split at a ratio of 1-for-4 and the reverse split was implemented on June 16, 2014. The reverse stock split did not result in a reduction in the number of authorized shares of common stock. The accompanying financial statements and footnotes have been adjusted retroactively to reflect the reverse stock split.

F-5

Loss/Income Per Common Share

Basic (loss) earnings per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding.

Diluted (loss) earnings per share is computed based on the weighted average number of common shares outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued.

For the three months ended March 31, 2014, we excluded all options and warrants to purchase shares because the Company had a net loss and inclusion of these shares would have been anti-dilutive. For the three months ended March 31, 2013, we excluded options to purchase 264 shares and warrants to purchase 13 shares from the diluted weighted average shares outstanding calculation because the inclusion of these shares would have been anti-dilutive.

A reconciliation of the denominator in the basic and diluted loss or income per share is as follows:

	Three months ended March 31,
	2014	2013
Numerator:
Net (loss) income	$(400)	$16
Denominator:
Weighted average common shares outstanding - basic	4,067	4,067
Effect of dilutive stock options and warrants	-	39
Weighted average common shares outstanding - diluted	4,067	4,106
Basic (loss) earnings per common share	$(0.10)	$0.00
Diluted (loss) earnings per common share	$(0.10)	$0.00

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, initially determined to be two to twelve years, using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating results. Repairs and maintenance costs are expensed as incurred.

Intangible Assets

The Company's intangible assets consist of customer lists, patents and licenses, are subject to amortization, and consist of the following:

	March 31, 2014	December 31, 2013
Customer lists acquired	$784	$784
Patents and licenses	193	193
Less accumulated amortization	(592)	(531)
Total intangible assets, net	$385	$446

Intangible assets are amortized over their expected useful lives of 4 to 15 years and their weighted average remaining life is 3 years. Amortization of intangible assets was $61 and $84 for the three months ended March 31, 2014 and 2013, respectively. Estimated amortization expense of intangible assets for the years ending December 31, 2014, 2015, 2016, 2017, 2018 and thereafter is $241, $185, $4, $2, $2 and $12, respectively.

F-6

Long-lived Assets

The Company annually reviews its long-lived assets for events or changes that may indicate that the carrying amount of a long-lived asset may not be recoverable or exceeds its fair value. There was no impairment for the three months ended March 31, 2014 and 2013.

Capitalized Software Development Costs

The Company capitalizes software development costs incurred during the application development stage related to new software or major enhancements to the functionality of existing software that is developed solely to meet the Company’s internal operational needs and when no substantive plans exist or are being developed to market the software externally. Costs capitalized include external direct costs of materials and services and internal payroll and payroll-related costs. Any costs during the preliminary project stage or related to training or maintenance is expensed as incurred. Capitalization ceases when the software project is substantially complete and ready for its intended use. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. During the three months ended March 31, 2014 and 2013, the Company capitalized $0 and $148, respectively, related to software development activities.

Capitalized software development costs consist of the following as of:

	March 31, 2014	December 31, 2013
Capitalized software development costs	$746	$746
Less accumulated amortization	(398)	(353)
Total capitalized software development costs, net	$348	$393

When the projects are ready for their intended use, the Company amortizes such costs over their estimated useful lives of three years. Capitalized software amortization expense was $45 and $23 for the three months ended March 31, 2014 and 2013, respectively. Amortization expense for capitalized software costs is expected to be $181, $169 and $43 in 2014, 2015, and 2016, respectively.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based compensation at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.  For the three months ended March 31, 2014 and 2013, total stock-based compensation expense was approximately $64 and $49, respectively.  As of March 31, 2014, there was approximately $565 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s 2004 Long-Term Incentive Plan. That cost is expected to be recognized over a weighted-average period of three years.

There were no options issued during the three months ended March 31, 2014. In determining the compensation cost of the options granted during the three months ended March 31, 2013, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model, and the weighted average assumptions used in these calculations are summarized as follows:

	Three months ended March 31,
	2014	2013
Risk-free interest rate	-%	0.9%
Expected life of options granted	-	7 Yrs
Expected volatility range	-%	87.7%
Expected dividend yield	-	-

Using the Black-Scholes option pricing model, management has determined that the options issued in the three months ended March 31, 2013 have a weighted-average grant date fair value of $2.76 per share.

F-7

Revenue Recognition

The Company derives revenues primarily from language translation services and professional consulting services.

Translation services utilize the Company’s proprietary translation management system – Transplicity – to provide a solution for all of the customer’s language translation requirements. Services include content analysis, translation memory and retrieval, language translation, account management, graphic design services, technical consulting and professional services.  Services associated with translation of content are generally billed on a “per word” basis. Professional services, including technical consulting and project management, are billed on a per hour rate basis.

The Company considers revenue earned and realizable at the time services are performed and amounts are earned. Sajan considers amounts to be earned when (1) persuasive evidence of an arrangement has been obtained; (2) services are delivered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. The Company recognizes revenue for translations services on a standard “per word” basis at the time the translation is completed. The Company recognizes revenue for professional services when the services have been completed in accordance with the statement of work.

Sajan’s agreements with its customers may provide the customer with a limited time period following delivery of the project for the customer to identify any non-conformities to the pre-defined project specifications. The Company has the opportunity to correct these items. Historically, errors in project deliverables have been minimal and accordingly, revenue is recognized as services are performed.

Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized and customer prepayment for services are recorded as deferred revenue and customer prepayments; to the extent cash has been received.

Cost of Revenues

Cost of revenues consists primarily of expenses incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects.

Research and Development

Research and development expenses primarily represent costs incurred for development of maintenance and enhancements to the Company’s operating software system and include costs incurred during the preliminary project stage of development or related to training or maintenance activities. To a lesser degree, research and development expenses also consist of costs to add features to the Company’s operating software system that could make portions of the system licensable to outside third parties. Research and development expenses consist primarily of salaries and related costs of software engineers, and fees paid to third party consultants. All research and development expenses are expensed as incurred.

Foreign Currency Translation

For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders’ equity. Income and expense items are translated at average foreign exchange rates prevailing during the year. For operations in which the U.S. dollar is not considered the functional currency, certain financial statements amounts are re-measured at historical exchange rates, with all other asset and liability amounts translated at year-end exchange rates. These re-measured adjustments are reflected in the results of operations. Gains and losses from foreign currency transactions are included in the Consolidated Statements of Operations and Comprehensive (Loss) Income.

Income Tax

Current income taxes are recorded based on statutory obligations for the current operating period for the various countries in which the Company has operations.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-8

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Acquisition Expenses

The Company expenses all accounting and legal fees as well as out-of pocket costs related to potential acquisitions as they are incurred. The total of such costs in the three months ended March 31, 2014 and 2013 was $23 and $0, respectively.

Reclassification of Prior Year Balances

Certain amounts related to amortization of prepaid expenses in the financial statements for the three months ended March 31, 2013 have been reclassified to conform to the current year presentation. These reclassifications had no effect on net (loss) income or stockholders’ equity.

2.	Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash concentration – The Company places its cash at financial institutions with balances that, at times, may exceed federally insured limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these deposits. The Company has not experienced any losses on such accounts.

Accounts receivable concentration – Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different industries and geographic regions. At March 31, 2014 and December 31, 2013, one customer accounted for approximately 18% and 22% of accounts receivable, respectively.

Sales concentration – For the three months ended March 31, 2014 and 2013, one customer accounted for 12% and 16% of net revenues, respectively.

3.	Segment Information and Major Customers

The Company views its operations and manages its business as one reportable segment, providing language translation solutions to a variety of companies, primarily in its targeted vertical markets.  Factors used to identify the Company’s single operating segment include the financial information available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance.  The Company markets its products and services through its headquarters in the United States and its wholly-owned subsidiaries operating in Ireland, Spain, Singapore, and Brazil.

Net sales per geographic region, based on the billing location of the end customer, are summarized below.

	Three Months Ended March 31,
	2014		2013
	Sales	Percent	Sales	Percent
United States	$4,740	77%	$3,792	69%
Asia	178	3%	299	5%
Europe	967	16%	1,074	19%
Other International	269	4%	359	7%
Total Sales	$6,154	100%	$5,524	100%

For the three months ended March 31, 2014 and 2013, no individual foreign country accounted for more than 10% of net revenues.

F-9

4.	Related Party Transactions

Note Payable

Note payable and accrued interest are payable to Shannon and Angela Zimmerman, each of whom is an executive officer and director of the Company, and a beneficial owner of the Company's outstanding voting common stock. The note was originally issued in February 2010 and had a one year term. The note has been amended and extended several times; the most recent being March 21, 2013. The note has a maturity date of August 23, 2015, and carries an interest rate of 8%. No payments of the principal balances are allowed while there are amounts outstanding under the Company’s line of credit with Silicon Valley Bank (see Note 5).

Accrued interest was $96 as of March 31, 2014 and $111 as of December 31, 2013, and is subordinated to the Credit Facility (see Note 5).  Interest expense was $15 in both three-month periods ended March 31, 2014 and 2013.

Lease

Sajan leases its office space under three non-cancelable operating leases from River Valley Business Center, LLC (“RVBC”), a limited liability company that is owned by Shannon and Angela Zimmerman. The space consists of approximately 20,000 square feet and is leased pursuant to three agreements. These lease agreements require the Company to pay a minimum monthly rental plus certain operating expenses and expire in January 2017. Payment of rent under these leases is secured by goods, chattels, fixtures and personal property of the Company. Rent expense for the three months ended March 31, 2014 and 2013 was $86 for both periods.

5.	Credit Facility

In March 2012, the Company entered into a one year revolving working capital line of credit with Silicon Valley Bank (“SVB”). In March 2013, the line of credit was replaced with a new credit facility (the “Credit Facility”) with SVB which consists of a two year revolving working capital line of credit. The Credit Facility permits borrowings of up to a principal amount equal to the lesser of (a) $1,500 or (b) eighty percent (80%) of the aggregate amount of Sajan’s outstanding eligible accounts receivable, subject to customary limitations and exceptions. The Credit Facility matures on March 28, 2015. The unpaid principal amount borrowed under the Credit Facility accrues interest at a floating rate per annum equal to (a) 1.0% above the “prime rate” published from time to time in the money rates section of the Wall Street Journal (the “Prime Rate”) when the liquidity ratio is greater than or equal to 2.0 to 1.0 and (b) 2.25% above the Prime Rate when the liquidity ratio is less than 2.0 to 1.0. The interest rate floor is set at 4.0% per annum. The unused line of credit accrues interest at a rate of 0.3% per annum on the average unused portion. There was no outstanding balance as of March 31, 2014 under the Credit Facility.

The Credit Facility is governed by the terms of an Amended and Restated Loan and Security Agreement, dated as of March 28, 2013, entered into by and between Sajan and SVB (the “A&R Loan Agreement”). The A&R Loan Agreement contains several financial and customary affirmative and negative covenants, including requiring Sajan to maintain a consolidated minimum tangible net worth of at least $1,500, increasing as of the last day of each of our fiscal quarters by an amount equal to 25% of the sum of (i) net income for such quarter, (ii) any increase in the principal amount of outstanding subordinated debt during such quarter, and (iii) the net amount of proceeds received by Sajan in such quarter from the sale or issuance of equity securities. It also contains customary events of default, which, if triggered, permit SVB to exercise customary remedies such as acceleration of all then outstanding obligations arising under the A&R Loan Agreement, to terminate its obligations to lend under the Credit Facility, to apply a default rate of interest to such outstanding obligations, and to exercise customary remedies under the Uniform Commercial Code. The Company was in compliance with all covenants of the credit facility as of March 31, 2014.

The Credit Facility is secured by all of Sajan’s domestic assets except for intellectual property (which the Company has agreed not to pledge to others), and the pledge of the Company’s equity interests in its foreign subsidiaries that are controlled foreign corporations (as defined in the Internal Revenue Code). The obligations under the A&R Loan Agreement are guaranteed on an unsecured basis by certain of Sajan’s subsidiaries.

6.	Options and Warrants

Amended and Restated 2004 Long-Term Incentive Plan

Over the past several years, shareholders have approved various modifications to the Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) so that as of March 31, 2014, 550 shares of the Company's common stock were reserved for the issuance of restricted stock and incentive and nonqualified stock options to directors, officers and employees of and advisors to the Company. Exercise prices are determined by the Board of Directors on the dates of grants. The Company issues new shares when stock options are exercised.

F-10

As of March 31, 2014, 370 options and 44 warrants in the Plan were outstanding with a weighted average exercise price of $5.08 and $36.38 per share, respectively.

7.	Income Taxes

The Company has cumulative net operating losses available to offset future income for federal and state reporting purposes of $30,186 and $3,468, respectively, as of March 31, 2014.  There are also available research and development credit carryforwards at March 31, 2014 of $709. The Company's federal and state net operating loss carryforwards expire in various calendar years from 2015 through 2030 and the tax credit carryforwards expire in calendar years 2020 through 2028. Accordingly, income tax expense recognized during the three months ended March 31, 2014 and 2013 relates solely to taxes due in foreign jurisdictions where the Company does business.

The Company’s policies with respect to the recording of deferred tax assets and liabilities have not changed in 2014. All balances and valuation allowances as of December 31, 2013 were evaluated and no changes were deemed necessary as of March 31, 2014.

8.	Legal Proceedings

The Company expenses legal costs as incurred. In the ordinary course of business, the Company is subject to legal actions, proceedings and claims. As of the date of this report, management is not aware of any undisclosed actual or threatened litigation that would have a material adverse effect on the Company’s financial condition or results of operations.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders, Audit Committee and Board of Directors

Sajan, Inc. and Subsidiaries

River Falls, WI

We have audited the accompanying consolidated balance sheets of Sajan, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sajan, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
March 21, 2014

F-12

Sajan, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

Amounts in thousands except per share data

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,364	$893
Accounts receivable, net of allowance	3,810	3,192
Unbilled services	1,197	1,016
Prepaid expenses and other current asset	431	448
Total current assets	6,802	5,549

Property and equipment, net	1,000	805

Other assets:
Intangible assets, net	446	614
Capitalized software development costs, net	393	301
Other assets	17	27
Total other assets	856	942

Total assets	$8,658	$7,296

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$-	$400
Accounts payable	2,555	2,502
Accrued interest – related party	111	111
Accrued compensation and benefits	848	520
Accrued liabilities	195	188
Current portion of capital lease obligations	185	31
Deferred revenue and customer prepayments	1,423	584
Total current liabilities	5,317	4,336

Long-term liabilities:
Capital lease obligations, net of current portion	93	7
Note payable – related party	750	750
Total long-term liabilities	843	757
Total liabilities	6,160	5,093

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized and no shares issued outstanding	-	-
Common stock, $.01 par value, 35,000 shares authorized; 4,067 issued and outstanding	41	41
Additional paid-in capital	7,337	7,090
Accumulated deficit	(4,691)	(4,729)
Foreign currency adjustment	(189)	(199)
Total stockholders’ equity	2,498	2,203
Total liabilities and stockholders’ equity	$8,658	$7,296

See notes to consolidated financial statements.

F-13

Sajan, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Amounts in thousands except per share data

	Years Ended December 31,
	2013	2012

Revenue from translation and consulting services	$23,961	$20,511

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	14,577	13,299
Sales and marketing	3,212	2,432
Research and development	923	1,097
General and administrative	4,168	3,868
Depreciation and amortization	825	772
Total operating expenses	23,705	21,468

Income (loss) from operations	256	(957)

Other income (expense):
Interest expense	(110)	(99)
Foreign currency transaction gain (loss)	(12)	61
Total other expense	(122)	(38)

Income (loss) before income taxes	134	(995)

Income tax expense	96	57

Net income (loss)	38	(1,052)
Effect of foreign currency translation adjustments	10	(25)
Comprehensive income (loss)	$48	$(1,077)

Income (loss) per common share – basic & diluted	$.01	$(.26)
Weighted average shares outstanding – basic	4,067	4,050
Weighted average shares outstanding – diluted	4,102	4,050

See notes to consolidated financial statements.

F-14

Sajan Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2013 and 2012
Amounts in thousands

			Additional			Total
	Common	Common	Paid-In	Accumulated	Accumulated	Stockholders'
	Shares	Stock	Capital	other	deficit	Equity

Balances at December 31, 2011	4,042	$41	$6,816	$(174)	$(3,677)	$3,006
Net loss					(1,052)	(1,052)
Cashless exercise of stock options/warrants	4					-
Issuance of shares in acquisition	21		95			95
Stock-based compensation			179			179
Foreign currency translation adjustment				(25)		(25)
Balances at December 31, 2012	4,067	41	7,090	(199)	(4,729)	2,203
Net Income					38	38
Stock-based compensation			247			247
Foreign currency translation adjustment				10		10
Balances at December 31, 2013	4,067	$41	$7,337	$(189)	$(4,691)	$2,498

See notes to consolidated financial statements.

F-15

Sajan, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

Amounts in thousands

	Years ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$38	$(1,052)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Amortization	455	461
Depreciation	370	311
Stock-based compensation expense	247	179
Loss on subsidiary closure	-	80
Deferred income taxes	54	-
Changes in operating assets and liabilities:
Accounts receivable	(618)	310
Unbilled services	(181)	(192)
Prepaid expenses and other current assets	(37)	(30)
Other assets	10	(5)
Accounts payable	53	(6)
Accrued interest – related party	-	60
Accrued compensation and benefits	328	(146)
Accrued liabilities	7	(21)
Deferred revenue and customer prepayments	839	(292)
Net cash provided by (used in) operating activities	1,565	(343)

Cash flows from investing activities:
Purchases of property and equipment	(185)	(373)
Purchases of intangible assets	(137)	(104)
Capitalized software development costs	(242)	(300)
Net cash used in investing activities	(564)	(777)

Cash flows from financing activities:
Payments on acquisition debt	-	(95)
Payments on capital lease obligation	(132)	(26)
Proceeds (payments) on line of credit	(400)	400
Net cash provided by (used in) financing activities	(532)	279

Net increase (decrease) in cash and cash equivalents	469	(841)

Effect of exchange rate changes on cash and cash equivalents	2	(29)

Cash and cash equivalents – beginning of year	893	1,763

Cash and cash equivalents – end of year	$1,364	$893

Cash paid for interest including loan fees	$110	$39
Cash paid for taxes	$34	$50
Non-cash investing and financing transactions:
Equipment financed through capital lease	$372	$-
Common stock issued for purchase of company	$-	$95
Adjustment to intangible assets and acquisition liability	$-	$141

See notes to consolidated financial statements.

F-16

Sajan, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Amounts in thousands except per share data

1.	Nature of Business

Sajan, Inc. (the “Company” or “Sajan”), a Delaware corporation, provides language translation services and technology solutions to companies located throughout the world, particularly in the technology, consumer products, medical and life sciences, financial services, manufacturing, government, and retail industries that are selling products into global markets.  The Company is located in River Falls, Wisconsin and has active, wholly-owned subsidiaries in the following countries:

•	Ireland – Sajan Software Ltd.
•	Spain – Sajan Spain S.L.A.
•	Singapore – Sajan Singapore Pte. Ltd.
•	Brazil – Sajan do Brasil Traduções Ltda.

The Company formerly had a wholly owned subsidiary in India, Sajan India Software Private Limited, which was closed in January 2012.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Sajan and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities and/or market-consistent interest rates.

Accounts Receivable

The Company extends unsecured credit to customers in the normal course of business. The Company provides an allowance for doubtful accounts when appropriate, the amount of which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions on an individual customer basis. Normal accounts receivable are due 30 days after issuance of an invoice. Receivables are written off only after all collection attempts have failed, and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable have been reduced by an allowance for uncollectible accounts of $15 at both December 31, 2013 and 2012. Management believes all accounts receivables in excess of the allowance are fully collectible. The Company does not accrue interest on accounts receivable.

Reverse Stock Split

At our 2014 Annual Meeting of Shareholders held on June 12, 2014, our shareholders approved a proposal granting our Board of Directors authority to effect a reverse stock split. On June 12, 2014 the Board approved a reverse stock split at a ratio of 1-for-4 and the reverse split was implemented on June 16, 2014. The reverse stock split did not result in a reduction in the number of authorized shares of common stock. The accompanying financial statements and footnotes have been adjusted retroactively to reflect the reverse stock split.

F-17

Income / Loss Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding.

Diluted earnings (loss) per share is computed based on the weighted average number of common shares outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued.

In 2013, options to purchase 245 shares and warrants to purchase 13 shares were excluded from the diluted weighted average share outstanding calculation because the inclusion of these shares would have been anti-dilutive.  In 2012, options to purchase 285 shares and warrants to purchase 44 shares were excluded from the diluted weighted average share outstanding calculation because the inclusion of these shares would have been anti-dilutive.

A reconciliation of the denominator in the basic and diluted income or loss per share is as follows:

	Years Ended
	2013	2012

Net income (loss)	$38	$(1,052)

Weighted average common shares outstanding – basic	4,067	4,050

Income (loss) per common share – basic	$0.01	$(0.26)

Weighted average common shares outstanding – diluted	4,102	4,050

Income (loss) per common share – diluted	$0.01	$(0.26)

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, initially determined to be two to twelve years, using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating results. Repairs and maintenance costs are expensed as incurred.

Long-lived Assets

The Company annually reviews its long-lived assets for events or changes in circumstances that may indicate that their carrying amount may not be recoverable or exceeds their fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The Company's long-lived assets, which include equipment, capitalized software, intangibles and patents, are subject to depreciation or amortization.  There was no impairment for the years ended December 31, 2013 and 2012.

Capitalized Software Development Costs

Sajan capitalizes software development costs incurred during the application development stage related to new software or major enhancements to the functionality of existing software that is developed solely to meet the entity’s internal operational needs and when no substantive plans exist or are being developed to market the software externally. Costs capitalized include external direct costs of materials and services and internal payroll and payroll-related costs. Any costs during the preliminary project stage or related to training or maintenance are expensed as incurred. Capitalization ceases when the software project is substantially complete and ready for its intended use. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life.  When the projects are ready for their intended use, the Company amortizes such costs over their estimated useful lives of three years.

F-18

 Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based compensation at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.   Total stock-based compensation expense was $247 in 2013 and $179 in 2012.   As of December 31, 2013, there was $641 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s 2004 Long-Term Incentive Plan. That cost is expected to be recognized over a weighted-average period of three years. This is an estimate based on options currently outstanding, and therefore this projected expense could be more in the future.

The Company’s determination of fair value of share-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures. An option’s expected term is the estimated period between the grant date and the exercise date of the option. As the expected term increases, the fair value of the option and the compensation cost will also increase. The expected-term assumption is generally calculated using historical stock option exercise data; however, the Company does not have historical exercise data to develop such an assumption. As a result, the Company determined the expected term assumption using the simplified expected-term calculation as provided in SEC Staff Accounting Bulletin 107.

The Company calculates expected volatility for stock options and awards using its own stock price. Management expects and estimates substantially all directors and employee stock options will vest, and therefore the forfeiture rate used is zero.  The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of grant.

In determining the compensation cost of the options granted during 2013 and 2012, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model, and the weighted average assumptions used in these calculations are summarized as follows:

	2013	2012
Risk-free interest rate	1.2%	0.7%
Expected life of options granted	7 years	7 years
Expected volatility range	88%	69%
Expected dividend yield	-%	-%

Using the Black-Scholes option pricing model, management has determined that the options and warrants issued in 2013 and 2012 have a weighted-average grant date fair value of $3.44 and $2.40 per share, respectively.

Revenue Recognition

The Company derives revenues primarily from language translation services and professional consulting services.

Translation services utilize the Company’s proprietary translation management system – Transplicity – to provide a solution for all of the customer’s language translation requirements. Services include content analysis, translation memory and retrieval, language translation, account management, graphic design services, technical consulting and professional services.  Services associated with translation of content are generally billed on a “per word” basis.  Professional services, including technical consulting and project management, are billed on a per hour rate basis.

F-19

The Company considers revenue earned and realizable at the time services are performed and amounts are earned. Sajan considers amounts to be earned when (1) persuasive evidence of an arrangement has been obtained; (2) services are delivered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. The Company recognizes revenue for translations services on a standard “per word” basis at the time the translation is completed. The Company recognizes revenue for professional services when the services have been completed in accordance with the statement of work.

Sajan’s agreements with its customers may provide the customer with a limited time period following delivery of the project for the customer to identify any non-conformity to the pre-defined project specifications.  The Company has the opportunity to correct these items.  Historically, errors in project deliverables have been minimal and accordingly, revenue is recognized as services are performed.

Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized and customer prepayment for services are recorded as deferred revenue and customer prepayments; to the extent cash has been received.

Cost of Revenues

Cost of revenues consist primarily of expenses incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects.

Research and Development

Research and development expenses represent costs incurred for development of routine enhancements to the Company’s operating software system and include costs incurred during the preliminary project stage of development or related to training or maintenance activities.  Research and development expenses consist primarily of salaries and related costs of software engineers, and fees paid to third party consultants. All research and development expenses are expensed as incurred.

Advertising Costs

Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs totaled $10 in 2013 and $9 in 2012.

Foreign Currency Translation

For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders’ equity.  Income and expense items are translated at average foreign exchange rates prevailing during the year. For operations in which the U.S. dollar is not considered the functional currency, certain financial statements amounts are re-measured at historical exchange rates, with all other asset and liability amounts translated at year-end exchange rates. These re-measured adjustments are reflected in the results of operations. Gains and losses from foreign currency transactions are included in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Income Taxes

Current income taxes are recorded based on statutory obligations for the current operating period for the various countries in which the Company has operations.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-20

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Acquisition Expenses

The Company expenses all accounting and legal fees as well as internal out-of-pocket costs related to potential acquisitions as they are incurred. The total of such costs in 2013 was $119 and is included as a part of general and administrative expenses.

Reclassification of prior year balances

Certain amounts related to amortization of prepaid expenses in the 2012 financial statements have been reclassified to conform to the current year presentation.  These reclassifications had no effect on net income (loss) or stockholder’s equity.

3.	Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash concentration – The Company places its cash at financial institutions with balances that, at times, may exceed federally insured limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these deposits. The Company has not experienced any losses on such accounts.

Accounts receivable concentration – Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different industries and geographic regions. At December 31, 2013, one customer accounted for approximately 21% of accounts receivable, and at December 31, 2012, two customers accounted for approximately 24% and 12% of accounts receivable, respectively.

Sales concentration – In 2013, the Company had one customer that accounted for 16% of net revenues. In 2012, two customers accounted for 18% and 11% of net revenues, respectively.

4.	Segment Information and Major Customers

The Company views its operations and manages its business as one reportable segment, providing language translation solutions to a variety of companies, primarily in its targeted vertical markets.  Factors used to identify the Company’s single operating segment include the financial information available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance.  The Company markets its products and services through its headquarters in the United States and its wholly-owned subsidiaries operating in Ireland, Spain, Singapore, and Brazil.

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Net sales per geographic region, based on the billing location of the end customer, are summarized below.

	Years Ended December 31,
	2013		2012
	Sales	Percent	Sales	Percent
United States	$16,338	68%	$14,419	70%
Asia	1,218	5%	960	5%
Europe	5,309	22%	4,319	21%
Other International	1,096	5%	813	4%
Total Sales	$23,961	100.0%	$20,511	100%

One foreign country, Spain, accounted for 10% of consolidated revenue in 2013 and 11% in 2012.

5.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2013	2012
Furniture, equipment, and software	$1,967	$1,952
Leasehold improvements	398	397
Total	2,365	2,349
Less accumulated depreciation	(1,365)	(1,544)
Net property and equipment	$1,000	$805

Fully depreciated, retired assets with original costs and accumulated depreciation of $545 were written off in 2013.   Depreciation expense was $370 in 2013 and $311 in 2012.

6.	Capitalized Software Development Costs

Capitalized software development costs consist of the following as of December 31:

	2013	2012
Capitalized software development costs	$746	$2,865
Less accumulated amortization	(353)	(2,535)
Change in foreign currency exchange rates	-	(29)
Net capitalized software development costs	$393	$301

In 2013, $2,339 of fully amortized capitalized development costs were written off due to the software no longer being in use.  The Company capitalized costs related to software development activities of $242 in 2013 and $300 in 2012.  Capitalized software amortization expense was $150 in 2013 and $123 in 2012. Amortization expense for capitalized software costs is expected to be $181, $169 and $43 in 2014, 2015, and 2016, respectively.

7.	Intangible Assets

Intangible assets consist of the following as of December 31:

	2013	2012
Customer lists acquired	$784	$771
Patents and licenses	193	654
Total	977	1,425
Less accumulated amortization	(531)	(811)
Net intangible assets	$446	$614

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In 2013, $481 of fully amortized licenses was written off due to the licenses being no longer in use.  Intangible assets are amortized over their expected useful lives of 3 to 15 years and their weighted average remaining life is 3 years.  Amortization of intangible assets was $305 in 2013 and $338 in 2012.  Estimated amortization expense of intangible assets for the years ending December 31, 2014, 2015, 2016, 2017, 2018 and thereafter is $241, $185, $4, $2, $2, and $12, respectively.

8.	Related Party Transactions

Note Payable

Note payable and accrued interest are payable to Shannon and Angela Zimmerman, each of whom is an executive officer and director of the Company, and a beneficial owner of the Company's outstanding voting common stock.  The note was originally issued in February 2010 and had a one year term.  The note has been amended and extended several times; the most recent being March 21, 2013.  The note has a maturity date of August 23, 2015, and carries an interest rate of 8%.  No payments of the principal balances are allowed while there are amounts outstanding under the Company’s line of credit with Silicon Valley Bank (see Note 9).

Accrued interest was $111 as of December 31, 2013 and 2012, and is subordinated to the Credit Facility (see Note 9).  Interest expense was $60 in both 2013 and 2012.

Lease

Sajan leases its office space under three non-cancelable operating leases from River Valley Business Center, LLC (“RVBC”), a limited liability company that is owned by Shannon and Angela Zimmerman.  The space consists of approximately 20,000 square feet and is leased pursuant to three agreements. These lease agreements require the Company to pay a minimum monthly rental plus certain operating expenses and expire in January 2017. Payment of rent under these leases is secured by goods, chattels, fixtures and personal property of the Company.   Rent expense was $344 in 2013 and $335 in 2012.

9.	Credit Facility

In March 2012, the Company entered into a one year revolving working capital line of credit with Silicon Valley Bank (“SVB”), and had $400 of borrowings outstanding under the line at December 31, 2012.

In March 2013, the 2012 line of credit was replaced with a new credit facility (“the Credit Facility”) with SVB which consists of a two year revolving working capital line of credit. The Credit Facility permits borrowings of up to a principal amount equal to the lesser of (a) $1,500 or (b) eighty percent (80%) of the aggregate amount of Sajan’s outstanding eligible accounts receivable, subject to customary limitations and exceptions.  The Credit Facility matures on March 28, 2015. The unpaid principal amount borrowed under the Credit Facility accrues interest at a floating rate per annum equal to (a) 1.0% above the “prime rate” published from time to time in the money rates section of the Wall Street Journal (the “Prime Rate”) when the liquidity ratio is greater than or equal to 2.0 to 1.0 and (b) 2.25% above the Prime Rate when the liquidity ratio is less than 2.0 to 1.0.  The interest rate floor is set at 4.0% per annum.   The unused line of credit accrues interest at a rate of 0.3% per annum on the average unused portion.  There was no outstanding balance as of December 31, 2013 under the Credit Facility.

The Credit Facility is governed by the terms of an Amended and Restated Loan and Security Agreement, dated as of March 28, 2013, entered into by and between Sajan and SVB (the “A&R Loan Agreement”).  The A&R Loan Agreement contains several financial and customary affirmative and negative covenants, including requiring Sajan to maintain a consolidated minimum tangible net worth of at least $1,500, increasing as of the last day of each of our fiscal quarters by an amount equal to 25% of the sum of (i) net income for such quarter, (ii) any increase in the principal amount of outstanding subordinated debt during such quarter, and (iii) the net amount of proceeds received by Sajan in such quarter from the sale or issuance of equity securities.  It also contains customary events of default, which, if triggered, permit SVB to exercise customary remedies such as acceleration of all then outstanding obligations arising under the A&R Loan Agreement, to terminate its obligations to lend under the Credit Facility, to apply a default rate of interest to such outstanding obligations, and to exercise customary remedies under the Uniform Commercial Code. The Company was in compliance with all covenants of the credit facility as of December 31, 2013.

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The Credit Facility is secured by all of Sajan’s domestic assets except for intellectual property (which the Company has agreed not to pledge to others), and the pledge of the Company’s equity interests in its foreign subsidiaries that are controlled foreign corporations (as defined in the Internal Revenue Code).  The obligations under the A&R Loan Agreement are guaranteed on an unsecured basis by certain of Sajan’s subsidiaries.

10.	Options and Warrants

Amended and Restated 2004 Long-Term Incentive Plan

Over the past several years, shareholders have approved various modifications to the Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) so that as of December 31, 2013, 550 shares of the Company's common stock were reserved for the issuance of restricted stock and incentive and nonqualified stock options to directors, officers and employees of and advisors to the Company.  Exercise prices are determined by the board of directors on the dates of grants.  The Company issues new shares when stock options are exercised.

The following table summarizes stock option activity for options granted under and outside of the Plan for 2013 and 2012:

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				Weighted-
				Average
		Weighted-		Remaining
		Average	Weighted-	Contractual
	Number of	Exercise	Average	Term
	Stock Options	Price	Fair Value	(Years)

Balance at December 31, 2011	359	$6.96	$4.20	7.7

Granted	55	3.76	2.40
Exercised	(10)	2.44	2.00
Cancelled	(120)	11.08	4.00

Balance at December 31, 2012	285	4.76	4.04	6.9

Granted	181	4.24	3.44
Exercised	-	-	-
Cancelled	(93)	2.88	4.20

Balance at December 31, 2013	372	$4.96	$3.68	8.1

Exercisable at December 31, 2012	171	$4.68	$4.60	5.5
Exercisable at December 31, 2013	153	$5.60	$4.08	6.7
Vested during 2013	69	$4.40	$3.12
Nonvested at December 31, 2013	219	$4.52	$3.40	9.1

The aggregate fair value of options which vested in 2013 and 2012 was $34 and $229, respectively.

Intrinsic value as of December 31, 2013 is based on the fair value price of $5.80 per share, which was the closing price of the stock on December 31, 2013.  The intrinsic value of options outstanding and exercisable during 2013 is $1,984 and $828.  There were no in-the-money options as of December 31, 2012.  Accordingly, there is no intrinsic value of options outstanding or for options exercisable as of December 31, 2012.  The intrinsic value of options exercised during in 2012 was $96.

At the end of each of 2012 and 2013 warrants to purchase 44 shares were outstanding at a weighted average exercise price of $36.38 per share. The warrants have an average fair value of $1.32 per share and an aggregate fair value of $228, All warrants are fully vested and the weighted average remaining contractual term as of December 31, 2013 was 2.2 years and 3.2 years as of December 31, 2012.

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11.	Income Taxes

The following is a reconciliation of the federal statutory income tax rate to income tax expense for 2013 and 2012:

	2013	2012
Federal Income tax (benefit) at the statutory rate	$47	$(348)
State income tax net of federal benefit	7	(51)
Foreign taxes	42	57
Non-deductible expenses	11	(14)
Adjustment of net operating loss	(60)	145
Valuation allowance	49	268
Income tax expense	$96	$57

The Company is subject to Alternative Minimum Tax (AMT), which only allows for the utilization of existing NOL carry forwards to offset 90% of AMT taxable income.

Deferred income tax assets and liabilities are recognized for the differences between the financial statement and income tax reporting basis of assets and liabilities based on currently enacted rates and laws.  These differences include depreciation, net operating loss carry forwards, capital loss carry forwards, allowance for accounts receivable, stock options and warrants, prepaid expenses, capitalized software costs, cash to accrual conversion, and accrued liabilities.

Net deferred tax assets consist of the following as of December 31:

	2013	2012
Deferred tax assets:
Accounts payable and other liabilities	$43	$73
Stock-based compensation	623	412
Depreciation	257	(41)
Net operating loss and credit carry forwards	11,484	12,033
Other	98	2
Valuation allowance	(12,227)	(12,178)
	278	301
Deferred tax liabilities
Nondeductible acquired intangibles	(120)	(120)
Capitalized software development costs	(158)	(127)
	(278)	(247)
Net deferred tax asset	$0	$54

The net deferred tax asset as of December 31, 2012 has been included in the accompanying consolidated balance sheets as part of prepaid expenses and other current assets.

The provision for income taxes charged to operations consists of the following for the years ended December 31:

	2013	2012
Current - Foreign	$42	$57
Deferred - US	54	-
Total	$96	$57

The cumulative net operating loss available to offset future income for federal and state reporting purposes was $30,186 and $3,468, respectively, as of December 31, 2013.  Available research and development and foreign tax credit carry forwards at December 31, 2013 were $709.  The difference between the amount of net operating loss carry forward available for federal and state purposes is due to the fact that a substantial portion of the operating losses were generated in states in which the Company does not have ongoing operations. The Company's federal and state net operating loss carry forwards expire in various calendar years from 2015 through 2030 and the tax credit carry forwards expire in calendar years 2020 through 2028.

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The net deferred tax assets have a valuation allowance to reserve against those deferred tax assets that the Company believes it is more likely than not that it will be unable to fully utilize the deferred tax benefits.  In the event that the Company determines that a valuation allowance is no longer required, any benefits realized from the use of the NOLs and credits acquired will reduce its deferred income tax expense.

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that a portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.   As such, the Company has recorded a valuation allowance to offset all of its deferred tax assets.  The change in the valuation allowance was $49 in 2013 and $181 in 2012.  The change in the valuation allowance shown in the effective tax rate reflects the current year’s activity.  It does not include a change in the valuation allowance due to changes in deferred items or purchase accounting items that do not affect the current year tax provision.

The Company files a consolidated U.S. federal tax return and its federal and state tax returns for the years ended 2010-2013 are still subject to examination.  Management performed an assessment of its open returns to determine whether it is likely that interest and penalties would be assessed by taxing authorities on any underpayment of income taxes. No such underpayments of taxes for open years were noted. If such amounts were noted, the related amount would be accrued and classified as a component of income tax expenses on the consolidated statements of operations and comprehensive income (loss).

12.	Commitments and Contingencies

Capital Leases

The Company has three finance/lease agreements with IBM Credit for the purchase of computer equipment and related software.  The agreements all have initial terms of 24 months and expire at various times in 2015.  These leases have been accounted for as capital leases and as such, the total value of the equipment, $372, has been capitalized as part of property and equipment and is being depreciated over a two year life.

Information related to capital lease obligations as of December 31, 2013 is as follows:

Gross lease obligation, secured by related equipment	$278
Less: current portion	(185)
Capital lease obligation, net of current portion	$93

Payments on the capital lease obligations, including interest will be $194 in 2014 and $95 in 2015.

 Operating Leases

The Company leases its office buildings and certain office equipment under non-cancellable operating leases.  Total rent expense under these operating leases; including amounts paid to a related party, was $461 in 2013 and $480 in 2012.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2013 are as follows:

Year Ending	Amount
2014	$470
2015	375
2016	351
2017	30
Total	$1,226

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Severance Agreements

The Company has employment agreements with three officers which provide for severance payments of up to one year’s annual salary for those officers if employment is terminated by the Company without cause.

Legal Proceedings

In the ordinary course of business, the Company is subject to legal proceedings and claims. In the opinion of management, the amount of ultimate liability with respect to these actions may or may not materially affect the financial position of the Company nor can an estimate be made. The Company expenses legal costs during the period incurred.

F-28

             Shares

Common Stock

PROSPECTUS

  , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered.  All amounts shown are estimates except for the SEC registration fee.

	Amount to be Paid
SEC registration fee		$1,481.20
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
FINRA filing fee		2,225.00
Stock exchange listing fee
Transfer agent fees and expenses
Miscellaneous expenses
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities to the fullest extent authorized by the Delaware General Corporation Law.

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In addition, pursuant to our bylaws, we will indemnify our officers, directors, employees and agents and other persons who serve other enterprises in such or similar capacities as provided in our certificate of incorporation. Additionally, the indemnification provided by the Delaware General Corporation Law and our certificate of incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

In addition to the indemnification provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws, we have entered into indemnification agreements with our directors and officers.  These agreements, among other things, require us to indemnify our executive officers and directors to the fullest extent permitted by applicable law for certain expenses, including attorneys' fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or officer in any action or proceeding arising out of his or her service as a director, officer, agent or fiduciary of our Company or of any other enterprise that such person is or was serving at our express written request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. The agreements also require us to advance expenses incurred by or on behalf of the director or officer seeking indemnification. We believe that these agreements are reasonable, prudent, and necessary to attract and retain qualified directors and officers.

Finally, we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sajan, or is or was serving at the request of Sajan as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provisions of our bylaws.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On October 14, 2011 and October 15, 2012, we issued 34,542 and 20,647 shares of common stock, par value $0.01, respectively, to the former owners of the New Global Group of companies (“New Global”) as partial consideration for the acquisition of the assets of New Global. The acquisition was effective October 14, 2011, and the total consideration for the acquisition included cash, Company common stock and the assumption of New Global liabilities and debt. The assumed debt was repaid immediately upon closing of the transaction in October 2011. Half of the cash and stock consideration was paid at closing and the remaining half of the consideration was paid on the first anniversary of the transaction. The shares issued on October 14, 2011 were valued at $158,689 and the shares issued on October 15, 2012 were valued at $95,000.

We relied on Section 4(2) of the Securities Act of 1933, as amended, to exempt the shares issued as described above from the registration requirements of the Securities Act, since the issuances did not involve a public offering, the former owners of New Global took the securities for investment and not resale and the we took appropriate measures to restrict transfer. The securities may not be offered or sold in the United States absent an effective registration statement or exemption from applicable registration requirements.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits.

See Exhibit Index to Form S-1 immediately following the signature page hereto, which is incorporated herein by reference.

(b)   Financial Statement Schedules.

The Financial Statement Schedules have been omitted either because they are not required or because the information has been included in the financial statements or the notes thereto included in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this form of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

(B)

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of River Falls, State of Wisconsin, on June 23, 2014.

SAJAN, INC.

By:	/s/ Shannon Zimmerman
Shannon Zimmerman
Chief Executive Officer and President

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shannon Zimmerman and Thomas P. Skiba, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shannon Zimmerman	Director, Chairman, Chief Executive Officer, and President	June 23, 2014
Shannon Zimmerman	(Principal Executive Officer)

*	Director	June 23, 2014
Angela (Angel) Zimmerman

/s/ Thomas P. Skiba	Chief Financial Officer	June 23, 2014
Thomas P. Skiba	(Principal Financial and Accounting Officer)

*	Director	June 23, 2014
Michael W. Rogers

*	Director	June 23, 2014
Benno G. Sand

*	Director	June 23, 2014
Benjamin Allen

*By:	/s/ Shannon Zimmerman
Shannon Zimmerman, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement**

2.1	Agreement and Plan of Merger, dated January 8, 2010, among MathStar, Inc., Sajan, Inc., Garuda Acquisition, LLC, and Thomas Magne (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC ”) on January 11, 2010).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed by MathStar, Inc. with the SEC on August 3, 2005, Registration No. 333-127164 (“Registration Statement”).

3.2	Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 23, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2008).

3.3	Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on February 25, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2010).

3.4	Certificate of Ownership and Merger merging Sajan, Inc. into MathStar, Inc. filed with the Securities and Exchange Commission on March 3, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2010).

3.5	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement).

3.6	Certificate of Elimination of Series A Preferred Stock, filed with the Secretary of State of the State of Delaware on April 30, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated April 28, 2014).

3.7

Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on June 16, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014.

4.1	Form of common stock certificate of the Company (incorporated by reference to Exhibit 4.1 to the Registration Statement).

4.2	Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between the Company and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Certificate of Designation of Series A Preferred Stock of the Company; Exhibit B — Form of Right Certificate; Exhibit C — Summary of Rights to Purchase Shares of Preferred Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2010).

4.3	Amendment No. 1 to Tax Benefit Preservation Plan and Rights Agreement, dated as of February 25, 2010, between the Company and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A, dated and filed May 1, 2014, SEC File No. 000-51360).

5.1	Opinion of Fredrikson & Byron P.A.**

10.1	The Company’s 2004 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2007).*

10.2	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).*

10.3	Form of Non-Statutory Stock Option Agreement for non-employee directors (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).*

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10.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).

10.5	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Angela Zimmerman (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).*

10.6	Employment Agreement, dated May 19, 2006, and as amended on February 1, 2010, between Sajan, Inc. and Shannon Zimmerman (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).*

10.7	Standard Office Lease Agreement (No. 1) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).

10.8	Standard Office Lease Agreement (No. 2) between Sajan, Inc. and River Valley Business Center, LLC, dated February 1, 2010 (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).

10.9	Standard Office Lease Agreement (No. 3) between Sajan, Inc. and River Valley Business Center, LLC, effective February 28, 2012 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

10.10	Promissory Note, dated February 23, 2010, in the original principal amount of $1,000,000 issued by the Company to Shannon and Angel Zimmerman (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2010).

10.11	Form of Indemnification Agreement between the Company and its officers and directors (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010).

10.12	Amendment to Promissory Note dated February 22, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2011).

10.13	Second Amendment, dated March 26, 2012, to Promissory Note dated February 23, 2010 (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

10.14	Amended and Restated Loan and Security Agreement dated March 28, 2013, by and among Sajan, Inc. and Silicon Valley Bank (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013).

10.15	Subordination Agreement dated March 28, 2013, by and among Sajan, Inc., Angel and Shannon Zimmerman and Silicon Valley Bank (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013).

10.16	Third Amendment, dated March 21, 2013, to Promissory Note dated February 23, 2010 (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013).

10.17	Sajan, Inc. Executive Incentive Plan – 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2013).*

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10.18	Employment Agreement, between the Company and Thomas P. Skiba, dated August 29, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013).*

10.19	Sajan, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014).*

10.20	Sajan, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014).*

10.21	Sajan, Inc. Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014).*

10.22	Sajan, Inc. Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014).*

10.23	Sajan, Inc. Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2014).*

21.1	Subsidiaries of Sajan, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 21, 2014).

23.1	Consent from Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent from Fredrikson & Byron P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page).

101	The following financial statements from this Form S-1, formatted in Extensible Business Reporting Language (XBRL): (i) the consolidated Balance Sheets, (ii) the Consolidated Statement of Operations, (iii) the Consolidated Statement of Cash Flows, (iv) the Consolidated Statement of Stockholders’ Equity, and (v) Notes to the Consolidated Financial Statements.

(*)	Indicates a management contract or compensatory plan or arrangement.

(**)	Indicates an exhibit to be filed by pre-effective amendment hereto.

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